Exhibit 2.01

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

CARDINAL HEALTH, INC.

and

PHOENIX CHARTER LLC

Dated as of January 25, 2007

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3.20	Insurance	32
3.21	Customers and Suppliers	32
3.22	No Other Representations or Warranties	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification; Subsidiaries	32
4.2	Authority Relative to This Agreement	33
4.3	Consents and Approvals; No Violations	33
4.4	Financing	33
4.5	Broker’s Fees	34
4.6	Solvency	34
4.7	Acquisition of Transferred Interests and Transferred Receivables for Investment	35
4.8	Limitation of Seller’s Warranties	35

ARTICLE V COVENANTS

5.1	Access	35
5.2	Efforts	36
5.3	Further Assurances	41
5.4	Conduct of Business	41
5.5	Consents	44
5.6	Public Announcements	44
5.7	No Shop	44
5.8	Intercompany Accounts	44
5.9	Termination of Intercompany Agreements	45
5.10	Guarantees; Commitments	45
5.11	Use of Names, etc.	45
5.12	Insurance	46
5.13	Litigation Support	47
5.14	Delivery of Financials	47
5.15	Restructuring	48
5.16	Non-Compete; Non-Solicit	49
5.17	Additional Matters	50

ARTICLE VI EMPLOYEE MATTERS COVENANTS

6.1	Employees and Compensation	50
6.2	Welfare Benefits Plans	53

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6.3	Qualified Retirement Plans	55
6.4	Miscellaneous Employee Issues	57
6.5	International Plans	58

ARTICLE VII TAX MATTERS

7.1	Tax Indemnity by Seller	59
7.2	Tax Indemnity by Purchaser	60
7.3	Allocation of Certain Taxes	60
7.4	Filing Responsibility	61
7.5	Refunds, Credits and Carrybacks	62
7.6	Tax Contests	63
7.7	Seller Consolidated, Combined and Unitary Returns	65
7.8	Cooperation and Exchange of Information	65
7.9	Tax Sharing Agreements	65
7.10	Coordination	66
7.11	Survival	66
7.12	Tax Treatment of Payments	66
7.13	No Section 338 Elections	66
7.14	Purchase Price Allocation	66
7.15	Purchaser Covenant	66
7.16	Transfer Taxes	67

ARTICLE VIII CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	67
8.2	Conditions to Purchaser’s Obligation to Close	67
8.3	Conditions to Seller’s Obligation to Close	68

ARTICLE IX TERMINATION

9.1	Termination	68
9.2	Notice of Termination	69
9.3	Effect of Termination	69

ARTICLE X SURVIVAL AND INDEMNIFICATION

10.1	Survival Periods	70
10.2	Indemnification by Seller	70
10.3	Indemnification by Purchaser	72

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10.4	Third-Party Claims	72
10.5	Limitations	73
10.6	Mitigation; Additional Indemnification Provisions	74
10.7	Exclusive Remedies	74
10.8	Tax Indemnification Matters	75

ARTICLE XI MISCELLANEOUS

11.1	Counterparts	75
11.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	75
11.3	Entire Agreement	75
11.4	Expenses	76
11.5	Notices	76
11.6	Successors and Assigns	77
11.7	Third Party Beneficiaries	77
11.8	Amendments and Waivers	77
11.9	Specific Performance	77
11.10	Severability	78

Appendices

Transition Services Agreement

Schedules

Seller Disclosure Schedule

-iv-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 25, 2007, is by and between Cardinal Health, Inc., an Ohio corporation (“Seller”), and Phoenix Charter LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller holds, directly or indirectly, the specified equity interests (the “Transferred Interests”) in each of the entities listed in Section 3.1 of the Seller Disclosure Schedule (each a “Transferred Company” and all Transferred Companies together with their Subsidiaries, collectively the “Transferred Entities”), as indicated in Section 3.1 of the Seller Disclosure Schedule;

WHEREAS, Seller will hold, directly or indirectly, the specified receivables (the “Transferred Receivables”), as indicated in Section 3.1 of the Seller Disclosure Schedule;

WHEREAS, at the Closing, after the completion of the Restructuring described in Section 5.15, the Transferred Entities shall contain the assets, liabilities and businesses representing the Pharmaceutical Technologies and Services segment of Seller, as described in Seller’s annual report on Form 10-K for the fiscal year ended June 30, 2006, other than Seller’s Martindale and Beckloff businesses (collectively, the “Martindale/Beckloff Business”) that support the generic pharmaceutical market that were formerly part of such segment (collectively, but excluding the Martindale/Beckloff Business and giving effect to the Restructuring, the “Business”);

WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase, the Transferred Interests and the Transferred Receivables for the consideration set forth below, subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Blackstone Capital Partners V L.P. (the “Guarantor”) has provided a limited guaranty (the “Guaranty”) in favor of Seller; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accumulated Postretirement Benefit Obligation” shall mean the Accumulated Postretirement Benefit Obligation within the meaning of the Statement of Financial Accounting Standard, No. 106 with respect to each Transferred Entity Retiree Welfare Plan and will be determined using the actuarial methods and assumptions used for the most recent fiscal year-end financial statement disclosure calculation, with the exception of the discount rate. The discount rate assumption shall reflect the economic environment at the actual date of liability determination following a similar methodology as was used to determine discount rate at the most recent fiscal year end.

“Action” shall mean any action, claim, suit, arbitration, litigation, proceeding or investigation by or before any Governmental Entity, including any of the foregoing concerning or subject to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 321 et seq., as amended), the Controlled Substances Act (21 U.S.C. Sections 801 et seq., as amended), the U.S. Patent and Trademark Office and any of their equivalents or counterparts in any other country or jurisdiction.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, after the Closing, (i) none of the Transferred Entities shall be considered an Affiliate of Seller or any of Seller’s Affiliates and (ii) none of Seller or any of Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Ancillary Agreements” shall mean the Transition Services Agreement in the form attached as Exhibit A.

“Benefit Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, whether formal or informal, oral or written, maintained or contributed to by Seller or its Subsidiaries under which any Transferred Entity Employees or Former Transferred Entity Employees are, or may become (assuming any vesting, performance or other benefit requirements are met), entitled to benefits with respect to service as an employee of any Transferred Entity or under which a Transferred Entity has any present or future liability.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Columbus, Ohio are required or authorized by Law to be closed.

“Clearance Decision” shall mean a decision issued under any of Articles 6(1)(b), 6(1)(c), 6(2), 8(1) or 8(2) of EU Council Regulation 139/2004.

“COBRA Continuation Coverage” shall mean the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of December 19, 2006, by and between Seller and Blackstone Management Partners V, L.L.C.

“Contract” shall mean any agreement, indenture, deed of trust, note, bond, mortgage, lease, license, commitment, guarantee, purchase order, contract, obligation or undertaking (whether written or oral and whether express or implied).

“Divested Business” shall mean any company, business, product line, business unit or business operation that was owned, operated or conducted by any Transferred Entity (or any predecessor thereto) or any former Subsidiary thereof, at any time prior to the Closing Date and that is not owned, operated or conducted by a Transferred Entity as of the Closing Date, in each case, whether as a result of a sale, transfer, conveyance, or other disposition.

“Employment Agreement” shall mean a Contract of Seller, any Transferred Company or any of their respective Subsidiaries with any Transferred Entity Employee or Former Transferred Entity Employee pursuant to which any Transferred Entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, but in any event, including any restrictive covenant agreement with a Transferred Entity Employee or Former Transferred Entity Employee.

“Environmental Laws” shall mean any Law relating to pollution or the protection of the environment or natural resources; to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”); and other comparable foreign, state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Liabilities” shall mean any liability or obligation, fixed or contingent, known or unknown, to the extent arising out of or resulting from: (a) the Martindale/Beckloff Business and Humacao sterile business; (b) the principal component of all indebtedness of other Persons secured by a Lien on any asset of any Transferred Entity or guaranteed by any Transferred Entity; (c) obligations of any Transferred Entity under or in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar arrangements (including reimbursement obligations with respect thereto), other than any such obligations incurred in the ordinary course of business; (d) the Restructuring; and (e) the Retained Benefit Obligations; provided, however, that any intercompany debt among Transferred Entities and the Transferred Receivables shall not be Excluded Liabilities.

“FDA Applications” means all investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, drug master files, as defined in 21 C.F.R. § 314.420, establishment registrations, as defined in 21 C.F.R. § 207, product listings, as defined in 21 C.F.R. § 207, and cGMP submissions and all supplements or amendments thereto.

“Foreign Benefit Plan” shall mean a Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers employees residing or working outside the United States.

“Former Transferred Entity Employee” shall mean an individual who, as of immediately prior to the Closing, is not a current employee of Seller and its Affiliates but who, during any period prior to the Closing, was primarily employed by the businesses conducted by the Transferred Entities or their predecessors (as opposed to the other businesses of Seller and its Subsidiaries).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect at the time the applicable financial statements were prepared.

“Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as or has the potential to be hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication: (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest, (ii) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest (including, for avoidance of doubt, the principal of and premium (if any) in respect of borrowings from the German pension plan, including accrued interest), (iii) the principal component of all obligations to pay the deferred and unpaid purchase price of property, to the extent that the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP (iv) bank overdrafts (excluding undrawn lines) and outstanding checks to the extent treated as negative cash, accounts payable, bank overdrafts or otherwise included as debt in the financial statements of the Transferred Entities (without duplication) (it being understood that only the amount of such bank overdraft or the portion of the check that is treated as negative cash, accounts payable, bank overdraft or debt shall be treated as “Indebtedness”), (v) lease obligations that are properly classified as a capital lease on a balance sheet in accordance with GAAP, (vi) any liability under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet) and (vii) an amount equal to seventy million dollars ($70,000,000), less the aggregate amount of contributions (other than regular contributions in the ordinary course of business) made to the UK Plan after the date of this Agreement and on or prior to the Closing, plus any Tax benefit (calculated at a 30% Tax rate, but taking into account any limitations on deductibility, such as the U.K. pension spreading limitations) that Seller shall realize as a result of such non-ordinary course contributions; (viii) the amount of customer advances for capital expenditures not yet made; and (ix) any trade receivables on the internal trial balance of the Transferred Entities as of the close of business on the day immediately prior to the Closing Date that have been factored or otherwise sold or transferred; (x) prepaid or deferred revenue arising from cash payments; provided that “Indebtedness” shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) any liability for Taxes, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, or (D) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

“Intellectual Property” means all U.S., Canadian and foreign or multinational intellectual property, including all trademarks, service marks and trade names (“Trademarks”), mask works, inventions, patents, copyrights and copyrightable works, trade secrets and know-how (including any registrations or applications for registration of any of the foregoing) and all other similar types of proprietary intellectual property rights arising under the Laws of any country or jurisdiction.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, code, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer, imperfections of title, easements, encroachments, options, rights of first refusal, rights of first offer or other encumbrances and agreements of any nature whatsoever, whether consensual, statutory or otherwise; provided that, with respect to the Transferred Interests, “Liens” shall not include any restriction set forth in the organizational documents of any of the Transferred Entities.

“Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any Action whether involving a third-party claim or any claim solely between the parties hereto), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.

“LTM EBITDA” shall mean, for any period, the amount equal to (i) net earnings from continuing operations, plus (ii) interest expense and other non-operating expense (income), plus (iii) minority interest, plus (iv) provision for income taxes, plus (v) depreciation expense, plus (vi) amortization expense related to intangibles, plus (vii) impairment charges and other non-cash charges, plus (viii) non-cash equity compensation, plus (ix) restructuring charges, plus (x) corporate allocations from Seller up to a maximum of $75.8 million; in each case, of the Transferred Entities for such period, with each of the items in clauses (i) through (x) prepared in accordance with GAAP on a basis consistent with the calculations set forth in Section 2.5(a) of the Seller Disclosure Schedule, and in each case, to the extent such amount is reflected as a separate line item on the face of the Financial Statements, Interim Financial Statements, Audited Financial Statements or Unaudited Interim Financial Statements, as applicable, or, in the case of the item in clause (x) above, in the notes thereto.

“Material Adverse Effect” shall mean any event, circumstance, change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Transferred Entities, taken as a whole; provided, however, that no change or effect arising out of or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect (except in the case of clauses (i) through (iv) to the extent that such event, circumstance, change or effect has had a disproportionate effect on the Transferred Entities, taken as a whole, as compared to other companies in the industries in which the Transferred Entities conduct their business):

(i) general changes affecting the pharmaceutical, pharmaceutical distribution and/or pharmaceutical technology industries in which the Transferred Entities operate;

(ii) general political or economic conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God);

(iii) general financial or capital market conditions, including interest rates or currency exchange rates, or changes therein;

(iv) any changes in applicable Law or GAAP or other accounting standards, or authoritative interpretations thereof, from and after the date of this Agreement;

(v) the announcement of the potential sale of the Business; the negotiation, execution, announcement, existence or performance of this Agreement or the transactions contemplated by this Agreement; the consummation of the transactions contemplated by this Agreement; or changes or actions resulting from any of the foregoing, including any change in the relationships of the Transferred Entities with their customers, suppliers or employees (provided that the exception in this clause (v) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution or performance of this Agreement or the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement);

(vi) any action or omission required pursuant to the terms of this Agreement, or pursuant to the express written request of Purchaser; and

(vii) any failure of Seller, the Transferred Entities or the Business to meet financial projections or any estimates of revenues or earnings; provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not excluded by clauses (i) through (vi) above.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Pension Plan” means each defined benefit pension plan, statutory indemnity plan, or any other plan subject to GAAP pension accounting standards that is a Transferred Entity Benefit Plan or a Seller Benefit Plan with respect to which a pension plan established by Purchaser or a Transferred Entity will receive an asset and liability spin-off from a Seller Benefit Plan pursuant to this Agreement as well as each Employment Agreement that provides for a defined benefit retirement benefit for which the Transferred Entities will be responsible for on or following the Closing.

“Pension Transfer Employee” shall mean each Transferred Entity Employee and each Former Transferred Entity Employee. For clarity, notwithstanding anything else contained herein, any individual who was a participant in the R.P. Scherer Corporation Employee’s Retirement Income Plan shall be classified as a Pension Transfer Employee.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar non-monetary charges or encumbrances not materially interfering with the use or operation of the affected property within the ordinary conduct of the Business; and (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Transferred Entities or the Transferred Interests.

“Person” shall mean a person, group (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, trust or other entity or organization, including a Governmental Entity.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Projected Benefit Obligation” means projected benefit obligation within the meaning of the Statement of Financial Accounting Standards No. 87 with respect to each Pension Plan, and will be determined using the actuarial methods and assumptions as used for the most recent fiscal year-end financial statement disclosure calculation, with the exception of discount rate. The discount rate assumption shall reflect the economic environment at the actual date of liability determination, following a similar methodology as was used to determine discount rate at the most recent fiscal year-end.

“Retention Agreements” shall mean the agreements identified as such in Section 3.10(a) of the Seller Disclosure Schedule and all agreements of a similar nature regardless of whether identified in Section 3.10(a) of the Seller Disclosure Schedule.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean each Benefit Plan other than a Transferred Entity Benefit Plan.

“Seller DCP” shall mean the Cardinal Health Deferred Compensation Plan.

“Seller Group Health Plan” shall mean the benefit programs under the Seller’s Group Benefits Plan providing health, medical, prescription drug, dental and vision benefits other than through a Section 125 health care flexible spending account.

“Shared Services Employee” shall mean an employee in the IT, HR or legal shared service operations of the Seller that was previously included in the Seller’s administrative allocation to the Transferred Entity, and has now been transferred to the payroll of the Transferred Entities effective January 2007.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, manager or managing member.

“Tax” shall mean any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or assessment, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” shall mean any decrease in Taxes paid or increase in a refund due, including any interest with respect thereto.

“Tax Claim” shall mean any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII.

“Tax Detriment” shall mean any increase in Taxes due or decrease in refund owed, including any interest with respect thereto.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Entity Benefit Plan” shall mean (i) any Benefit Plan solely sponsored or maintained by, or for, any Transferred Entity, including any Transferred Entity Retiree Welfare Plan, and (ii) any Benefit Plan identified as a Transferred Entity Benefit Plan in Section 3.10(a) of the Seller Disclosure Schedule.

“Transferred Entity Employee” shall mean an individual who is, immediately before the Closing, employed by any of the Transferred Entities (including any employees on short-term disability, sick leave or other authorized leave of absence or military leave).

“Transferred Entity Retiree Welfare Plans” shall mean the Cardinal Health Canada 403, Inc. Post-Retirement Medical Plan for Salaried Employees, the R.P. Scherer Corporation Postretirement Benefit Plan component of the Cardinal Health Group Benefit Plan and the post-employment health, medical and life insurance benefits under the R.P. Scherer Supplemental Executive Retirement Plan and the R.P. Scherer Supplemental Benefit Plan for Key Employees.

“UK Plan” shall mean the Cardinal Health Retirement and Death Benefit Plan in the United Kingdom.

“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

“Welfare Plan” shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, any tuition assistance plan within the meaning of Code Section 127, and any qualified transportation plan within the meaning of Code Section 132, other than any severance plan.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

414(l) Requirements	Section 6.3(b)(2)
Accounting Referee	Section 2.4(f)
Accumulated Postretirement Benefit Payment Obligation	Section 6.4(c)
Acquired Business	Section 5.16(b)
Acquired Company	Section 5.16(b)
Acquisition Transaction	Section 5.7
Adjusted Closing Cash	Section 2.4(b)
Adjusted Closing Indebtedness	Section 2.4(b)
Adjusted Closing Statement	Section 2.4(b)
Adjusted Closing Working Capital	Section 2.4(b)
Agreement	Preamble
Assumed Benefit Obligations	Section 6.1(b)(iii)
Audited Financial Statements	Section 5.14(a)(1)
Balance Sheet	Section 3.6(b)
Balance Sheet Date	Section 3.6(b)
Base Working Capital	Section 2.4(a)(1)
Business	Recitals
Cash Amount	Section 2.4(c)(3)
Cash Equity	Section 4.4(b)
CERCLA	Section 1.1
CFC	Section 7.1
Closing	Section 2.1
Closing Cash	Section 2.4(c)(2)
Closing Indebtedness	Section 2.4(d)
Closing Date	Section 2.3(a)
Closing Working Capital	Section 2.4(c)(1)
Commitment Letters	Section 4.4(b)
Company Intellectual Property	Section 3.15(a)
Company Owned Property	Section 3.13
Controlled Group	Section 3.10(b)
Controlling Party	Section 7.6(c)
Covered Business	Section 5.16(a)
Covered Products	Section 3.18(b)
December 31 LTM EBITDA	Section 2.5(a)
Debt Commitment Letter	Section 4.4(a)
Debt Financing	Section 4.4(a)
Divestiture Threshold	Section 5.16(b)

EBITDA Excess	Section 2.5(c)
EBITDA Shortfall	Section 2.5(c)
EBITDA Statement	Section 2.5(a)
EPCRA	Section 1.1
Estimated Adjusted Purchase Price	Section 2.4(a)(3)
Estimated Cash Excess	Section 2.4(a)(2)
Estimated Cash Shortfall	Section 2.4(a)(2)
Estimated Closing Cash	Section 2.4(a)
Estimated Closing Indebtedness	Section 2.4(a)
Estimated Closing Working Capital	Section 2.4(a)
Estimated Working Capital Excess	Section 2.4(a)(1)
Estimated Working Capital Shortfall	Section 2.4(a)(1)
Equity Commitment Letters	Section 4.4(b)
Equity Investors	Section 4.4(b)
Final LTM EBITDA	Section 2.5(b)
Final Closing Cash	Section 2.4(i)(2)
Final Closing Indebtedness	Section 2.4(i)
Final Closing Working Capital	Section 2.4(i)(1)
Financial Statements	Section 3.6(a)
Financing	Section 4.4(b)
Guarantor	Recitals
Guaranty	Recitals
Indebtedness Amount	Section 2.4(d)
Indemnified Guarantees	Section 5.10(a)
Indemnified Parties	Section 10.3
Indemnified Tax	Section 7.1
Indemnifying Party	Section 10.4
Initiation Date	Section 5.2(h)
Interim Financial Statements	Section 3.6(b)
June 2007 Audited Financial Statements	Section 5.14(c)
Lease	Section 3.17(b)
Leased Real Property	Section 3.17(b)
Lenders	Section 4.4(a)
March 2007 Unaudited Interim Financial Statements	Section 5.14(b)
Marketing Period	Section 5.2(g)
Martindale/Beckloff Business	Recitals
Material Contracts	Section 3.16
Multiple Employer Plan	Section 3.10(f)
Multiplier	Section 2.5(c)
Neutral Tax Accountant	Section 7.4(c)
New Issue	Section 7.6(c)
Non-Controlling Party	Section 7.6(c)
Non-Indemnified Guarantees	Section 5.10(b)
Non-Substituted Guarantee	Section 5.10(c)
Order	Section 3.8
Outside Date	Section 9.1(b)(1)

Owned Real Property	Section 3.17(a)
PBGC	Section 3.10(b)
PBO Amount	Section 6.3(b)(2)
Post-Closing Claim	Section 5.12(b)
Preliminary Closing Statement	Section 2.4(a)
Product Liability	Section 3.18(b)
Purchase Price	Section 2.2
Purchase Price Allocation	Section 2.2
Purchaser	Preamble
Purchaser Actuary	Section 6.3(b)(4)
Purchaser Indemnified Parties	Section 10.2
Purchaser OPEB Actuary	Section 6.4(c)
Purchaser Pension Plan	Section 6.3(b)(1)
Purchaser Tax Indemnitee	Section 7.1
Purchaser Termination Fee	Section 9.3(b)
Purchaser Trust	Section 6.3(b)(2)
RCRA	Section 1.1
Relevant Periods	Section 10.6
Required Information	Section 5.2(e)(5)
Restructuring	Section 5.15
Retained Benefit Obligations	Section 6.1(b)(i)
Sale	Section 2.1
Satisfaction Date	Section 2.3(a)
Seller	Preamble
Seller Actuary	Section 6.3(b)(2)
Seller Disclosure Schedule	Article III
Seller Indemnified Parties	Section 10.3
Seller OPEB Actuary	Section 6.4(c)
Seller Pension Plan	Section 6.3(b)(1)
Seller Proposed Settlement	Section 7.6(b)
Seller Tax Indemnitee	Section 7.2
Seller Trust	Section 6.3(b)(2)
Selling Subsidiaries	Section 3.1
Special Foreign Transferred Entities	Section 7.15
Specified Policies	Section 5.12(b)
Straddle Period	Section 7.1
Subsequent Loss	Section 7.5(c)
Target LTM EBITDA	Section 2.5(a)
Tax Proceeding	Section 7.6(b)
Trademarks	Section 1.1
Transfer Taxes	Section 7.16
Transfer Value	Section 6.3(b)(2)
Transferred Benefits	Section 6.3(b)(1)
Transferred Company	Recitals
Transferred Entities	Recitals
Transferred Entity Permits	Section 3.9

Transferred Interests	Recitals
Transferred Receivables	Recitals
TSA End Date	Section 6.2(a)
TSCA	Section 1.1
Unaudited Interim Financial Statements	Section 5.14(a)(2)
WARN	Section 5.4(n)
Working Capital Cushion	Section 2.4(a)(1)

1.3 Interpretation; Absence of Presumption. (a) For the purposes of this Agreement, “to the knowledge of Seller” shall mean the actual knowledge, without independent investigation, of the individuals identified in Section 1.3 of the Seller Disclosure Schedule. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

1.4 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE SALE

2.1 The Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall (and shall cause its applicable Subsidiaries to) transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller and the applicable Subsidiaries of Seller, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the Transferred Interests and the Transferred Receivables, free and clear of all Liens (the “Sale”).

2.2 Purchase Price. In consideration for the Transferred Interests and the Transferred Receivables, at the Closing, Purchaser shall pay to Seller an aggregate of Three Billion, Three Hundred and Five Million Dollars ($3,305,000,000) in cash, as adjusted in accordance with Sections 2.4 and 2.5 of this Agreement (the “Purchase Price”). Seller and Purchaser agree to allocate the Purchase Price (as adjusted) among the Transferred Interests and the Transferred Receivables as set forth in Section 2.2 of the Seller Disclosure Schedule (the “Purchase Price Allocation”).

2.3 Closing. (a) The Closing shall take place at the offices of Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York time, on the date (the “Closing Date”) that is the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Satisfaction Date”) or at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser; provided, however, that, if the Marketing Period shall not have ended by the Satisfaction Date, the Closing shall occur on the date following the Satisfaction Date that is the earliest to occur of (i) a date during the Marketing Period to be specified by Purchaser on no less than three Business Days’ notice to Seller, (ii) the final day of the Marketing Period and (iii) if the Required Financial Information shall have been delivered to Purchaser pursuant to Section 5.14, the Outside Date.

(b) At the Closing:

(1) Seller shall:

(i) deliver to Purchaser certificates evidencing the Transferred Interests to the extent that such Transferred Interests are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto and shall enter into each of the Ancillary Agreements;

(ii) deliver to Purchaser the Transferred Receivables;

(iii) deliver to the Purchaser resignations, effective as of the Closing Date, of those directors or officers of the Transferred Entities as Purchaser may request in writing no less than 10 days prior to the Closing Date;

(iv) deliver to Purchaser all books and records of the Business in the possession of Seller or any of its Subsidiaries, other than (A) books and records that Seller or any of its Subsidiaries is required by Law to retain; (B) personnel and employment records for employees and former employees of the Seller or any of its Subsidiaries who are not Transferred Entity Employees; provided that Seller and its Subsidiaries shall have the right to retain a copy of all such books and records to the extent reasonably necessary for, and for use in connection with, Tax, regulatory, litigation or other legitimate, non-competitive purposes; and

(v) deliver to Purchaser the certificate contemplated by Section 8.2(c).

(2) Purchaser shall:

(i) pay to Seller, on behalf of itself and its applicable Subsidiaries, by wire transfer, to an account or accounts designated by Seller not less than two (2) Business Days prior to the Closing, immediately available funds in an amount equal to the Purchase Price, as adjusted pursuant to Section 2.4, and shall enter into each of the Ancillary Agreements; and

(ii) deliver to Seller the certificate contemplated by Section 8.3(c).

2.4 Closing Working Capital; Closing Cash; Closing Indebtedness. (a) No later than 5 Business Days prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser a statement (the “Preliminary Closing Statement”) setting forth Seller’s good-faith estimates of (i) the Closing Working Capital (“Estimated Closing Working Capital”); (ii) the Closing Cash (the “Estimated Closing Cash”); and (iii) the Closing Indebtedness (“Estimated Closing Indebtedness”).

(1) If the Estimated Closing Working Capital exceeds the Base Working Capital (such excess, if any, the “Estimated Working Capital Excess”) by an amount greater than $20,000,000 (the “Working Capital Cushion”), then, subject to Section 2.4(h), the Purchase Price to be paid by Purchaser to Seller at the Closing shall be increased by the amount equal to the Estimated Working Capital Excess minus the Working Capital Cushion. If the Base Working Capital exceeds the Estimated Working Capital (such excess, if any, the “Estimated Working Capital Shortfall”) by an amount greater than the Working Capital Cushion, then, subject to Section 2.4(h), the Purchase Price to be paid by Purchaser to Seller at the Closing shall be decreased by the amount equal to the Estimated Working Capital Shortfall minus the Working Capital Cushion. “Base Working Capital” means $420,000,000.

(2) If the Estimated Closing Cash exceeds the Estimated Closing Indebtedness (such excess, if any, the “Estimated Cash Excess”), then, subject to Section 2.4(h), the Purchase Price to be paid by Purchaser to Seller at the Closing shall be increased by the amount equal to the Estimated Cash Excess. If the Estimated Closing

Indebtedness exceeds the Estimated Closing Cash (such excess, if any, the “Estimated Cash Shortfall”), then, subject to Section 2.4(h), the Purchase Price to be paid by Purchaser to Seller at the Closing shall be decreased by the amount equal to the Estimated Cash Shortfall.

(3) The Purchase Price to be paid by Purchaser to Seller at the Closing, taking into account the adjustments pursuant to this Section 2.4(a), shall be referred to as the “Estimated Adjusted Purchase Price.”

(b) As promptly as practicable, but no later than 45 days, after the Closing Date, Purchaser will deliver, or cause to be delivered, to Seller a statement (the “Adjusted Closing Statement”) setting forth Purchaser’s calculations of (i) the Closing Working Capital (“Adjusted Closing Working Capital”), (ii) Closing Cash (“Adjusted Closing Cash”) and (iii) Closing Indebtedness (“Adjusted Closing Indebtedness”).

(c) For purposes of this Agreement:

(1) “Closing Working Capital” shall mean an amount equal to (i) trade receivables, net of reserves (prior to any factoring or sale and, notwithstanding the classification in Section 3.6 of the Seller Disclosure Schedule, excluding any trade receivables from Seller and its consolidated Subsidiaries that are not Transferred Entities), plus (ii) inventory, net of reserves, minus (iii) trade payables, in each case, of the Transferred Entities as of the close of business on the day immediately prior to the Closing Date, calculated using the principles and procedures in the Transferred Entities’ books and records and prepared in accordance with the principles set forth in Section 2.4(c) of the Seller Disclosure Schedule.

(2) “Closing Cash” shall mean the sum of the Cash Amount of each Transferred Entity incorporated or organized within the United States, United Kingdom or Germany; provided, that, for purposes of this calculation, (i) the Cash Amount of all of the Transferred Entities in the United States shall be no greater than $10,000,000; (ii) the Cash Amount of all of the Transferred Entities in United Kingdom shall be no greater than £7,000,000; and (iii) the Cash Amount of all of the Transferred Entities in Germany shall be no greater than €10,000,000.

(3) “Cash Amount” shall mean: (i) with respect to a Transferred Entity that is wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, the cash and cash equivalent balances of such Transferred Entity as of the close of business on the day immediately prior to the Closing Date; and (ii) with respect to a Transferred Entity that is not wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, an amount equal to the product of (A) the cash and cash equivalent balances of such Transferred Entity as of the close of business on the day immediately prior to the Closing Date, multiplied by (B) the percentage of outstanding capital stock or equity interest in such Transferred Entity that is owned, directly or indirectly, by Seller as of immediately prior to the Closing; and in each case, such cash and cash equivalent balances shall include cash-in-transit to such Transferred Entity and checks received by a Transferred Entity that have not yet been cashed or deposited.

(d) For purposes of this Agreement:

(1) “Closing Indebtedness” shall mean the sum of each Transferred Entity’s Indebtedness Amount.

(2) “Indebtedness Amount” shall mean: (i) with respect to a Transferred Entity that is wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, the Indebtedness of such Transferred Entity as of the close of business on the date immediately prior to the Closing Date; and (ii) with respect to a Transferred Entity that is not wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, an amount equal to the product of (A) the Indebtedness of such Transferred Entity as of the close of business on the date immediately prior to the Closing Date, multiplied by (B) the percentage of outstanding capital stock or equity interest in such Transferred Entity that is owned, directly or indirectly, by Seller as of immediately prior to the Closing; and in each case, the amount of Indebtedness of a Transferred Entity as of the Closing shall exclude (1) any intercompany balances among the Transferred Entities, (2) any intercompany balances to be terminated or settled pursuant to Section 5.8, and (3) any Indebtedness to be incurred at or after the Closing.

(e) If Seller disagrees with the Adjusted Closing Working Capital, Adjusted Closing Cash or the Adjusted Closing Indebtedness, Seller may, within 30 days after delivery of the Adjusted Closing Statement, deliver a notice to Purchaser disagreeing with such amounts and setting forth the Seller’s calculations of the Closing Working Capital, Closing Cash and/or Closing Indebtedness. Any such notice of disagreement shall be in writing and shall specify in reasonable detail those particular items and amounts contained in the Adjusted Closing Statement as to which Seller disagrees. Such disagreement shall specify the amount of Closing Working Capital, Closing Cash and/or Closing Indebtedness as calculated by Seller, on the basis of the foregoing.

(f) If a notice of disagreement shall be delivered in accordance with Section 2.4(e), Seller and Purchaser shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, Closing Cash and Closing Indebtedness. If, during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause an Accounting Referee (as defined below) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital, Closing Cash and Closing Indebtedness. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Adjustment Schedule as to which Seller and Purchaser have disagreed. The Accounting Referee shall deliver to Seller and Purchaser a report setting forth such calculation. Seller and Purchaser shall use their reasonable best efforts to cause the Accounting Referee to deliver such report within 30 days following appointment of the Accounting Referee. Such report shall be final and binding upon Seller and Purchaser. The cost of such review and report shall be borne in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Referee) bears to the total amount of the disputed items. Seller and Purchaser shall promptly reimburse the other to the extent that the other paid more than the amount so required pursuant to the preceding sentence. “Accounting Referee” shall mean KPMG or, if such firm shall decline or is unable to act, another internationally recognized independent accounting firm mutually agreeable to Seller and Purchaser.

(g) Seller and Purchaser agree that they will, and agree to cause their respective independent accountants and each Transferred Entity to, cooperate and assist in the calculation of Closing Working Capital, Closing Cash and Closing Indebtedness and in the conduct of the review by the Accounting Referee referred to in this Section 2.4, including the making available to the extent necessary of books, records, work papers and personnel.

(h) If the Estimated Adjusted Purchase Price (calculated using the Final Closing Working Capital, the Final Closing Cash and the Final Closing Indebtedness instead of using the Estimated Closing Working Capital, the Estimated Closing Cash and the Estimated Closing Indebtedness, respectively) exceeds the Estimated Adjusted Purchase Price (calculated using the Estimated Closing Working Capital, the Estimated Closing Cash and the Estimated Closing Indebtedness), then Purchaser shall pay to Seller, in the manner and with interest as provided in Section 2.4(j), the amount of such excess. If the Estimated Adjusted Purchase Price (calculated using the Estimated Closing Working Capital, the Estimated Closing Cash and the Estimated Closing Indebtedness) exceeds the Estimated Adjusted Purchase Price (calculated using the Final Closing Working Capital, the Final Closing Cash and the Final Closing Indebtedness instead of using the Estimated Closing Working Capital, the Estimated Closing Cash and the Estimated Closing Indebtedness, respectively), then Seller shall pay to Purchaser, in the manner and with interest as provided in Section 2.4(j), the amount of such excess.

(i) For purposes of this Agreement:

(1) “Final Closing Working Capital” shall mean Closing Working Capital as shown in the Adjusted Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(e); or if such a notice of disagreement is delivered pursuant to Section 2.4(e), as agreed by Seller and Purchaser pursuant to Section 2.4(f), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.4(f).

(2) “Final Closing Cash” shall mean Closing Cash as shown in the Adjusted Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(e); or if such a notice of disagreement is delivered pursuant to Section 2.4(e), as agreed by Seller and Purchaser pursuant to Section 2.4(f), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.4(f).

(3) “Final Closing Indebtedness” shall mean Closing Indebtedness as shown in the Adjusted Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(e); or if such a notice of disagreement is delivered pursuant to Section 2.4(e), as agreed by Seller and Purchaser pursuant to Section 2.4(f), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.4(f).

(j) Any payment pursuant to Section 2.4(h) shall be made at a mutually convenient time and place within five days after the Final Closing Working Capital, the Final Closing Cash and the Final Closing Indebtedness have been determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.4 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

2.5 EBITDA Adjustment. (a) As promptly as practicable, but no later than 2 Business Days following the delivery to Purchaser of the Audited Financial Statements and the Unaudited Interim Financial Statements in accordance with Section 5.14(a), Seller shall deliver, or cause to be delivered, to Purchaser a statement (the “EBITDA Statement”) setting forth Seller’s calculation of LTM EBITDA for the twelve months ended December 31, 2006 (“December 31 LTM EBITDA”). The December 31 LTM EBITDA shall be based on the Audited Financial Statements and the Unaudited Interim Financial Statements and shall be calculated in accordance with the same procedures and principles in calculating the Target LTM EBITDA. The “Target LTM EBITDA” shall mean $309,000,000, which has been calculated based on the Financial Statements and the Interim Financial Statements in accordance with the procedures and principles set forth in Section 2.5(a) of the Seller Disclosure Schedule.

(b) If Purchaser disagrees with Seller’s calculation of December 31 LTM EBITDA (it being agreed that no disagreement may be made about the Audited Financial Statements, the related audit report, the Unaudited Interim Financial Statements, the related SAS 100 review report or the information contained therein, except for passed adjustments that affect the calculation of LTM EBITDA, it being understood that the parties expect there to be no passed adjustments), Purchaser may, within 10 Business Days after delivery of the EBITDA Statement, deliver a notice to Seller disagreeing with such amounts and setting forth Seller’s calculations of December 31 LTM EBITDA. Any such notice of disagreement shall be in writing and shall specify in reasonable detail those particular items and amounts contained in the EBITDA Statement as to which Purchaser disagrees. Such disagreement shall specify the amount of December 31 LTM EBITDA as calculated by Purchaser, on the basis of the foregoing. If a notice of disagreement shall be delivered pursuant to this Section 2.5(b), the dispute procedures set forth in Section 2.4 shall apply to such dispute mutatis mutandis. The “Final LTM EBITDA” shall mean the December 31 LTM EBITDA as shown in the EBITDA Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to this Section 2.5(b); or if such a notice of disagreement is delivered pursuant to Section 2.5(b), as agreed by Seller and Purchaser pursuant to this Section 2.5(b) or in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to this Section 2.5(b).

(c) If the Target LTM EBITDA exceeds the Final LTM EBITDA (such excess, if any, the “EBITDA Shortfall”) by an amount greater than $5,000,000, then Seller shall pay to Purchaser an amount of cash equal to the product of (i) the EBITDA Shortfall minus

$5,000,000, and (ii) the Multiplier. If the Final LTM EBITDA exceeds the Target LTM EBITDA (such excess, if any, the “EBITDA Excess”) by an amount greater than $5,000,000, then Purchaser shall pay to Seller an amount of cash equal to the product of (i) the EBITDA Excess minus $5,000,000, and (ii) the Multiplier. The “Multiplier” means (A) 7.25 (if the EBITDA Shortfall or EBITDA Excess is $20,000,000 or less) or (B) 11 (if the EBITDA Shortfall or EBITDA Excess is greater than $20,000,000).

2.6 Sale Proceeds. Seller agrees that the proceeds, if any, that Seller or any of its Subsidiaries (including the Transferred Entities) receives under the transactions described in Section 2.6 of the Seller Disclosure Schedule (including any proceeds received under any earn-out), to the extent that any such transaction is consummated prior to the Closing, shall be owned by a U.S. Transferred Entity as of the Closing, and that such proceeds, if any, shall be disregarded for purposes of calculating Closing Cash and Cash Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding Section of the disclosure schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item on the Seller Disclosure Schedule in any one or more Sections of the Seller Disclosure Schedule shall be deemed disclosure with respect to other sections of this Agreement if the relevance of such disclosure to a representation or warranty is reasonably apparent), Seller represents and warrants to Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries. Section 3.1 of the Seller Disclosure Schedule sets forth each Subsidiary of Seller that, as of the date of this Agreement, owns any Transferred Interest (the “Selling Subsidiaries”). Each of Seller, each Selling Subsidiary and each Transferred Entity is (i) a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except, in the case of clause (ii), where the failure to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth a list of each Transferred Company’s Subsidiaries.

3.2 Capitalization of the Transferred Entities. (a) The Transferred Interests are duly authorized, validly issued, fully paid and nonassessable and owned by Seller, the Selling Subsidiaries or the Transferred Entities, free and clear of all Liens and have not been issued in violation of any preemptive or similar rights. Except for the Transferred Interests, any interest held by a Transferred Entity or as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no shares of capital stock or other equity interests of any Transferred Entities authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any of the Transferred Entities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities or other equity interests of any Transferred Entity, and no securities other equity interests evidencing such rights are authorized, issued or outstanding. None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or holder of equity interests of such Transferred Entity on any matter.

(b) There are no voting trusts or other agreements or understandings to which any Transferred Entity is a party with respect to the voting of the Transferred Interests or any equity interests in any Transferred Entity.

(c) All Transferred Entities and their respective jurisdictions of organization, and for each Transferred Entity the number of outstanding shares of capital stock or other equity interests in or voting securities of each class and the name of and number of shares or other equity interests in or voting securities owned by each holder (with respect to the identity of any holder that is not a Transferred Entity, the Seller, a Selling Subsidiary, as recorded in the books and records of the applicable Transferred Entity), are identified in Section 3.2(c) of the Seller Disclosure Schedule.

(d) Except for ownership of other Transferred Entities, no Transferred Entity owns any capital stock, membership interests, security or other interest in any other Person. None of the Transferred Entities has any written or oral understanding or agreement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3 Authority Relative to This Agreement. Seller has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms.

3.4 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or any Transferred Entity for the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement, except (i) compliance with any applicable requirements of the HSR Act, the European Commission and ISRA, (ii) state or federal licenses or permits relating to the Business, or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be material to the Transferred Entities or the Business. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, and except as set forth in Section 3.4 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated by this Agreement will

(A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Seller, any Selling Subsidiary or any Transferred Entity, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, modification, cancellation or acceleration) or require the consent of or other action by any Person under, any of the terms, conditions or provisions of any Contract or Order, arbitration award, judgment or decree or other instrument binding on Seller, the Selling Subsidiaries or any Transferred Entities, or (C) violate or infringe any Law applicable to any Transferred Entity or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, have a Material Adverse Effect.

3.5 No Default. Seller and its Subsidiaries are, with respect to the Business, in full compliance with, and each Transferred Entity is in full compliance with, and no Transferred Entity is (and Seller and its Subsidiaries are not with respect to the Business) in default or violation of any term, condition or provision of, (i) its articles of incorporation or by-laws (or similar governing documents), or (ii) any Law applicable to any Transferred Entity or any of its properties, rights or assets (including Intellectual Property), except for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

3.6 Financial Statements; Liabilities. (a) Section 3.6(a) of the Seller Disclosure Schedule contains the following financial statements (collectively, with any notes thereto, the “Financial Statements”): the combined consolidated condensed unaudited balance sheet and statements of income of the Transferred Entities as of and for the fiscal year ended June 30, 2005 and June 30, 2006. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined consolidated financial position and the combined consolidated results of operations of the Transferred Entities as of the dates set forth therein, except that the Financial Statements do not include footnotes that would be required by GAAP and do not include a statement of cash flows.

(b) Section 3.6(b) of the Seller Disclosure Schedule contains the following financial statements (collectively, with any notes thereto, the “Interim Financial Statements”): the combined consolidated condensed unaudited balance sheet and statements of income of the Transferred Entities as of and for the six month period ended December 31, 2006 (such balance sheet for December 31, 2006, the “Balance Sheet” and December 31, 2006, the “Balance Sheet Date”). The Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined consolidated financial position and the combined consolidated results of operations of the Transferred Entities as of December 31, 2006, except that the Interim Financial Statements do not include footnotes that would be required by GAAP and do not include a statement of cash flows.

(c) There are no liabilities or obligations of the Transferred Entities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet or the notes thereto of the Transferred Entities if known at the time, other than those that (i) are reflected or reserved against on the Balance Sheet or otherwise set forth in this Agreement; (ii) have been incurred in the ordinary course of business of the Transferred Entities since the Balance Sheet Date; (iii) are permitted or expressly contemplated by this Agreement, (iv) have been discharged or paid off, (v) are Excluded Liabilities or (vi) would not reasonably be expected to have a Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 3.7 of the Seller Disclosure Schedule, since June 30, 2006, Seller has conducted the Business in the ordinary course consistent with past practice, and there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.8 Litigation. As of the date of this Agreement, (i) except as set forth in Section 3.8 of the Seller Disclosure Schedule, there is no Action (including, within the last twelve months, “cease and desist” letters and invitations to take license) pending or, to the knowledge of Seller, threatened against any Transferred Entity or Seller or any of its Subsidiaries with respect to the Business, in each case, that is material to the Business or the Transferred Entities, taken as a whole, and (ii) no Transferred Entity is subject to any outstanding order, judgment, writ, injunction, stipulation, award or decree (“Order”) that is material to the Business.

3.9 Permits. The Transferred Entities will hold prior to the Closing Date all material permits, licenses, certificates, variances, exemptions, registrations, orders and other authorizations, consents and approvals of all Governmental Entities necessary for or material to the conduct of their respective businesses as presently conducted (the “Transferred Entity Permits”). The Transferred Entities are in compliance in all material respects with the terms of the Transferred Entity Permits. With respect to the Transferred Entity Permits to be transferred to the Transferred Entities prior to the Closing Date, Seller and its Affiliates (as applicable) are in compliance in all material respects with the terms of the Transferred Entity Permits.

3.10 Employee Benefit Matters. (a) Section 3.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of each material Benefit Plan and material Employment Agreement (including, without limitation, all Retention Agreements, but excluding any standard-form Employment Agreement for non-US employees) and separately identifies each Transferred Entity Benefit Plan and Foreign Benefit Plan. Seller has made available to Purchaser true and complete copies (and where no such copy exists, an accurate description thereof) of each material Benefit Plan and material Employment Agreement (but excluding any standard-form Employment Agreement for non-US employees). In addition, with respect to each Transferred Entity Benefit Plan (other than Multiemployer Plans) and each Seller Benefit Plan with respect to which Purchaser will assume assets or liabilities hereunder, Seller has made available to Purchaser, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; and (iii) for the two most recent years, (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) With respect to the Transferred Entity Benefit Plans (other than any Multiemployer Plans), Employment Agreements, and each Seller Benefit Plan with respect to which Purchaser will assume assets or liabilities hereunder, (i) each has been operated in all material respects in accordance with its terms and in compliance with applicable Laws, including applicable provisions of ERISA, the Code and other applicable Law; and (ii) each that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or inaction, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Transferred Entities by reason of their affiliation with any member of their “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law; and (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in material liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any such plan that is subject to ERISA. The Seller and its German Subsidiaries have materially complied with the obligations of Section 16 German Act on Company Pensions (BetrAVG), including the regular adjustment of the company pensions. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material liabilities (other than for premium payments to the Pension Benefit Guaranty Corporation (the “PBGC”)) under (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a liability of the Transferred Entities following the Closing.

(c) The data underlying the actuarial and financial reports furnished to Purchaser with respect to the Pension Plans was accurate in all material respects as of the date with respect to which the applicable report was based, and the actuarial assumptions utilized in such reports were reasonable in all material respects.

(d) Other than in respect of the Transferred Entity Retiree Welfare Plans, the Seller and its Subsidiaries have incurred no current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for Transferred Entity Employees or Former Transferred Entity Employees (except as required to avoid excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law).

(e) Except as set forth in Section 3.10(e) of the Seller Disclosure Schedule, no Benefit Plan is subject to Title IV of ERISA, and no Transferred Entity has sponsored such a plan during the preceding six years.

(f) Except as set forth in Section 3.10(f) of the Seller Disclosure Schedule, no Transferred Entity Employee participates in a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 3.10(f) of the Seller Disclosure Schedule, none of the Transferred Entities or the ERISA Affiliates of any of the Transferred Entities has (i) at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred any Withdrawal Liability that has not been satisfied in full.

(g) Except as contemplated by this Agreement, pursuant to applicable Law or as set forth in Section 3.10(g) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment becoming due to any Transferred Entity Employee or Former Transferred Entity Employee under any Benefit Plan or Employment Agreement that could reasonably be expected to be a liability of the Transferred Entities, (ii) materially increase any benefits otherwise payable under any Benefit Plan or Employment Agreement to Transferred Entity Employees or Former Transferred Entity Employees (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits to Transferred Entity Employees or Former Transferred Entity Employees, (iv) limit, or restrict the right to terminate, any Transferred Entity Benefit Plan or Employment Agreement, (v) result in any payments that would not be deductible under Code Section 280G, or (vi) result in an obligation to accelerate the funding of or contribution to any Benefit Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise.

(h) There is no existing contractual agreement (other than pursuant to any Multiemployer Plan or collective bargaining agreement in existence as of the date hereof) that would require Seller or any Transferred Entity to increase the funding obligations or contribution rate of any Benefit Plan that is a defined benefit pension plan.

(i) Each Foreign Benefit Plan has been established, maintained and administered in material compliance with its terms and applicable Laws.

(j) With respect to each Transferred Entity Benefit Plan (other than Multiemployer Plans), each Seller Benefit Plan with respect to which Purchaser will assume assets or liabilities hereunder (and in the cases of subparts (iii) and (iv) below, with respect to each Benefit Plan), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Seller, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or, to the knowledge of Seller, oral, communication has been received from the PBGC in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any plan and (iv) no administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, or to the Knowledge of Seller threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(k) No Transferred Entity, nor any employee or director of a Transferred Entity, has been a party to an act, or a deliberate failure to act, which would reasonably be expected to result in a contribution notice being issued to any company in the Transferred Entity’s group of companies by the Pensions Regulator (other than in connection with the transactions contemplated hereby).

(l) No Transferred Entity has at any time within the twelve months prior to Closing been “connected” with or an “associate” of any employer which is or has been participating in a pension scheme (other than the UK Plan) to which section 32, 43, 47 or 58 of the Pensions Act 2004 applies. For these purposes “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively.

(m) No financial support direction, contribution notice or restoration order has been issued by the Pensions Regulator under sections 32, 43, 47 or 58 of the Pensions Act 2004 respectively against any Transferred Entity or any director of any such Transferred Entity.

(n) Each Transferred Entity is indemnified by the Seller in full against any liability arising under Section 75 or 75A of the Pensions Act 1995 as a result of the cessation of participation by the Transferred Entity in any Benefit Plans at any time before or as a direct result of the Closing and all such liabilities have been or will be paid in full by the Seller.

(o) The Seller has made available to the Purchaser copies of all written communications from the Pensions Regulator to any Transferred Entity made in connection with the Pension Regulator’s regulatory functions.

(p) Except in relation to the equalization of guaranteed minimum pensions, each Transferred Entity Benefit Plan has complied with Article 141 of the Treaty of Rome.

(q) The Seller represents and warrants that employees that are participants in the Cardinal Health Superannuation Plan, a sub fund of the Mercer Super Trust, that are not Transferred Entity Employees or Former Transferred Entity Employees are not entitled to defined benefits under such plan and any transfer of assets and liabilities from such plan with respect to such employees who are not Transferred Entity Employees or Former Transferred Entity Employees to a Seller Plan shall not adversely affect the funded status of the defined benefit portion of such plan.

(r) Except as set forth in Section 3.10(r) of the Seller Disclosure Schedule, none of the Transferred Entities is a party to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees, nor is any such contract or agreement presently being negotiated. Except as set forth in Section 3.10(r) of the Seller Disclosure Schedule, there is no pending or, to the knowledge of Seller, any threatened (i) material unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration proceeding or Action against the Transferred Entities relating to any of their businesses, by or on behalf of any employee, prospective employee, former employee, labor organization or Governmental Action, (ii) material activity or proceeding by a labor union or representative thereof to organize any employees of the Transferred Entities, or (iii) lockouts, strikes, material slowdowns, material work stoppages or other material labor controversies by or with respect to employees of the Transferred Entities. There have been no material organizing activities, material proceedings, or material labor controversies within the past three years, by or with respect to employees of the Transferred Entities.

(s) The Transferred Entities are in material compliance with all Laws, Contracts, policies and plans regarding employment, employment practices, terms and conditions of employment and wages, including, without limitation, all obligations pursuant under the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws, foreign or domestic. Except as set forth in Section 3.10(s) of the Seller Disclosure Schedule, none of the Transferred Entities: (i) is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices or (ii) has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor have any of the Transferred Entities announced, or are currently planning, any such action or program for the future.

3.11 Brokers. Except for Morgan Stanley & Co. Incorporated and Greenhill & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller shall solely be responsible for the fees of Morgan Stanley & Co. Incorporated and Greenhill & Co., as financial advisors, under any arrangement made by on or on behalf of Seller.

3.12 Taxes. (a) Except as would not reasonably be expected to result in a Material Adverse Effect or as set forth in Section 3.12 of the Seller Disclosure Schedule: (i) all Tax Returns required to be filed on or prior to the date of this Agreement by, or with respect to any activities of, any Transferred Entity have been filed, and all Taxes due with respect to such Tax Returns (whether or not shown to be due on such Tax Returns) have been paid; (ii) all such Tax Returns were correct and complete; (iii) there is no action, suit, proceeding, investigation, audit or claim outstanding, pending or threatened in writing with respect to any Taxes of the Transferred Entities; (iv) none of the Transferred Entities has granted any extension or waiver of the statute of limitations applicable to any Tax Return, which period (after giving effect to any extension or waiver) has not yet expired; (v) each of the Transferred Entities has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over; (vi) none of the Transferred Entities has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4, (vii) none of the Transferred Entities is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement with Seller or a Subsidiary of Seller (other than this Agreement) which will remain in effect as to such Transferred Entity after the Closing; (viii) none of the Transferred Entities has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable; (ix) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into within the past five years (or, if shorter, during the period that such Transferred Entity has been held directly or indirectly by Seller) by or with respect to any of the Transferred Entities; (x) none of the Transferred Entities will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (A) pursuant to an adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) with respect to a change in method of accounting initiated prior to the Closing Date or (B) with respect to deferred gains recognized prior to the Closing Date pursuant to Treasury regulation Section 1.1502-13 (or any similar provision of state or local law) or predecessor Treasury regulation; (xi) to the knowledge of Seller, none of the non-U.S. Transferred Entities is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code and none of the non-U.S. Transferred Entities has recognized a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such Transferred Entity that includes but does not end on the Closing Date; (xii) to the knowledge of Seller, none of the Transferred Entities has, nor will have as of the Closing Date, any overall foreign loss accounts or separate limitation loss accounts within the meaning of Section 904 of the Code and the Treasury Regulations thereunder or would be allocated any consolidated overall foreign loss under Treasury Regulation Section 1.1502-9; and (xiii) to the knowledge of Seller, none of the Transferred Entities is subject to the dual consolidated loss provisions of Section 1503(d) of the Code.

(b) Except as set forth in Section 3.12 of the Seller Disclosure Schedule, each Selling Subsidiary is either (i) not a “foreign person” within the meaning of Section 1445(f)(3) of the Code or (ii) not selling or transferring any “United States real property interest” (as defined in Section 897(c) of the Code) pursuant to this Agreement. It is agreed and understood that no representation or warranty is made by Seller in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 3.10 and this Section 3.12.

3.13 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (i) no real property (including buildings and any other structures) currently owned or operated by any of the Transferred Entities (“Company Owned Property”), has been contaminated with, or has had any release of, any Hazardous Material in such form or substance so as to create any liability for such Transferred Entity; (ii) within the last three years, none of the Transferred Entities has received any notice, demand letter, claim or request for information alleging any violation of, or liability of such Transferred Entity or predecessor under, any Environmental Law that has not been fully and finally resolved; (iii) none of the Transferred Entities is subject to any order, decree, injunction or other agreement with, or judicial, administrative, or arbitral proceeding or investigation brought by, any Governmental Entity or any other Person relating to any Environmental Law; (iv) each of the Transferred Entities is in compliance with all Environmental Laws applicable to it; (v) each of the Transferred Entities has all Transferred Entity Permits under or pursuant to any Environmental Laws necessary to operate as it currently operates, and has no reason to believe that any such Transferred Entity Permit is likely to be revoked or adversely modified; and (vi) to the knowledge of Seller, none of the Transferred Entities has assumed or retained, by contract or operation of law, any liability under any Environmental Laws or concerning any Hazardous Material.

3.14 Sufficiency of Assets. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, at the Closing, the Transferred Entities will, taking into account all of the Ancillary Agreements, own or have the right to use all of the assets, rights and properties (including Intellectual Property and FDA Applications) necessary to conduct in all material respects the Business as of the Closing on the same terms as all of the foregoing were owned or used by Seller and its Affiliates to operate the Business in the ordinary course prior to the date of this Agreement. As of the Closing, the Transferred Entities will own all of the asset set forth on the Balance Sheet, except for those assets that have been sold or disposed on or since the Balance Sheet Date in the ordinary course of business or that have been sold or disposed after the date of this Agreement in accordance with the terms of this Agreement.

3.15 Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule contains a list of all material Intellectual Property that is currently (or will be as of the Closing Date, as a result of a transfer of same from Seller or one of its Affiliates to a Transferred Entity) owned by any Transferred Entity (“Company Intellectual Property”) that has been issued or registered or is the subject of a pending application for issuance or registration. To the knowledge of Seller, all such Company Intellectual Property is subsisting, is not expired or abandoned, and is valid and enforceable.

(b) No Company Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement materially restricting the use thereof by any Transferred Entity or materially restricting the licensing thereof by any Transferred Entity to any Person.

(c) (i) To the knowledge of Seller, no Transferred Entity has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property of any other Person, and (ii) to the knowledge of Seller, the Intellectual Property material to the Business is not being infringed, misappropriated or otherwise violated by any other Person, except, in the case of clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

3.16 Material Contracts. Section 3.16 of the Seller Disclosure Schedule includes a true and complete list of the following Contracts to which the Transferred Entities or the Seller or its Affiliates (to the extent applicable to the Business) is a party or is bound:

(1) Contracts that are material to the Business (i) for the furnishing to any Transferred Entities of materials, supplies, goods, services or equipment and (ii) concerning Intellectual Property (other than off-the-shelf, commercially available licenses to software or other Intellectual Property);

(2) any Contract obligating any of the Transferred Entities to deliver materials, goods, products, supplies, services or equipment that has (i) annual payments (or under which such payments are reasonably expected) in excess of $5,000,000 per year;

(3) any Contract with a take or pay provision that would reasonably be expected to result in a payment to, or by any Transferred Entities, in excess of $5,000,000 per year;

(4) any equity partnership, equity joint venture or other similar agreement between a Transferred Entity and another Person;

(5) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), (i) entered into by the Seller or any Transferred Entity after December 31, 2003 or (ii) under which the Transferred Entities will have any an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation;

(6) any agreement that (A) limits in any material respect the freedom of any Transferred Entity or their Affiliates to compete in any line of business or with any

Person or in any area, or (B) which otherwise prohibits in any material respect the development, manufacture, marketing or distribution or sale of the products and services of the Business or the Transferred Entities or their Affiliates to any Person;

(7) any Contract that restricts the declaration, set aside or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of any Transferred Entity; and

(8) any collective bargaining agreement or other Contract with a labor union, labor organization, workers council or similar body; and

(9) any written Contract with (i) Seller or any Affiliate of Seller or (ii) any current or former officer, director or employee of any Transferred Entity or any Affiliate of such individual, in each of cases (i) and (ii), that are material to the Transferred Entities, taken as a whole.

Each Contract required to be disclosed pursuant to this Section 3.16 (collectively, the “Material Contracts”), whether written or oral, is a valid and binding agreement of a Transferred Entity, as the case may be, and, to the Seller’s knowledge, of each other party thereto, and is in full force and effect, and none of the Transferred Entities or, to the knowledge of the Seller, any other party thereto is in default or breach in any material respect (and to the knowledge of the Seller no event has occurred that, with notice or lapse of time, would constitute such a default or breach) under the terms of any such Contract, and, to the knowledge of the Seller, there are no material disputes pending or threatened in writing with respect to any such Contract. The Seller has made available to the Purchaser complete and correct copies of each Material Contract.

3.17 Real Property. Except as set forth in Section 3.17 of the Seller Disclosure Schedule and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, the fee owner and address of all real property owned by Seller, its Subsidiaries or any Transferred Entity that is necessary or material to the operation of the Business (the “Owned Real Property”). With respect to each parcel of Owned Real Property: (i) each owner thereof has good, marketable, indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any material portion thereof or interest therein; (iii) none of Seller, its Subsidiaries or the Transferred Entities is a party to any Contract or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business; and (iv) there does not exist any actual, pending or, to the knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any Owned Real Property, and neither Seller, its Subsidiaries nor any Transferred Entity have received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property that is necessary or material the Business.

(b) Section 3.17(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which Seller, its Subsidiaries or any Transferred Entity hold a leasehold or subleasehold estate that is necessary or material to the operation of the Business (the “Leased Real Property”). True and complete copies of all agreements pertaining to the Leased Real Property (each a “Lease”, collectively, the “Leases”) have been made available to Purchaser prior to the date hereof. With respect to each of the Leases: (i) each Lease is in full force and effect and is valid and enforceable in accordance with its terms; (ii) there is no default under any Lease either by Seller, its Subsidiaries or any Transferred Entity or, to the knowledge of Seller, by any other party thereto; (iii) none of Seller, its Subsidiaries or any Transferred Entity has received or delivered a written notice of default or objection to any party to any Lease to pay and perform its obligations, and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) Seller, one of its Subsidiaries or a Transferred Entity, as applicable, holds a good and valid leasehold interest in all Leased Real Property free and clear of all Liens, other than Permitted Liens.

3.18 Product Liability. (a) Each of the products, systems, devices or similar items produced or sold in connection with the Business or by the Transferred Entities since June 30, 2004 was, at the time of such production or sale, (i) in conformity with any warranties made in any written materials accompanying it or in connection with its sale, and (ii) fit for the ordinary purpose for which it was intended to be used, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Transferred Entity (nor Seller nor any of its Affiliates, with respect to the Business) has committed any act, or omitted to take any action, that would support any Action against any of them for product liability, failure to warn or inspect, strict liability, defects in design, manufacture, materials or workmanship, breach of express or implied warranty or any similar claim under any applicable Law (“Product Liability”) with respect to any services, products, systems, devices or similar items designed, manufactured, modified, distributed, offered for sale or sold by any of them (“Covered Products”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.19 FDA Applications. (a) Section 3.19(a) of the Seller Disclosure Schedule contains a list, as of the date hereof, of all FDA Applications (other than any FDA Applications that are drug master files) that are owned by any Transferred Entity. All FDA Applications that are owned by a Transferred Entity are in good standing, subsisting, not abandoned, and are, to the knowledge of Seller, valid and enforceable. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, no actions are due within ninety (90) days after Closing to maintain any such FDA Applications.

(b) Except as would not be material to the Transferred Entities, taken as a whole, (i) no Transferred Entity, nor, to the knowledge of Seller, any current or former employees of any Transferred Entities, have (and none of Seller, its Affiliates or, to the knowledge of Seller, any of their employees have, in relation to the Business) (A) been disbarred or received notice of action or threat of action with respect to debarment under the provisions of

21 U.S.C. Sections 335a, 335b, or 335c or any equivalent provisions in any other jurisdiction; or (B) been subject to any other enforcement Action involving the Food and Drug Administration or similar Governmental Entity in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter.

3.20 Insurance. Section 3.20 of the Seller Disclosure Schedule lists all material insurance policies, Contracts or programs of self-insurance obtained within the past four years and owned or held by Seller or any of its Affiliate on the date of this Agreement which cover the Business or the Transferred Entities. All such insurance policies, Contracts and programs of self-insurance are in full force and effect and are valid and enforceable and cover against the risks normally insured against by entities in the same or similar lines of business. All premiums due thereunder have been paid. In the last two years, neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to such insurance policies, Contracts and programs of self-insurance, other than in connection with normal renewals of any such insurance policies, Contracts and programs of self-insurance.

3.21 Customers and Suppliers. Since the Balance Sheet Date, none of the suppliers or customers identified in Section 3.21 of the Seller Disclosure Schedule has materially reduced the volume of business that it does with the Transferred Entities or notified Seller or any Transferred Entity that such customer or supplier intends to materially reduce the volume of business that it does, or terminate its relationship, with the Transferred Entities.

3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits to this Agreement), none of Seller, any Transferred Entity nor any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, on behalf of Seller or any Transferred Entity or any Affiliate of Seller or any Transferred Entity, and Seller, each Transferred Entity and each of their respective Affiliates by this Agreement disclaim any such representation or warranty, whether by Seller, a Transferred Entity, or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to Purchaser, or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller, any Transferred Entity or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1 Organization and Qualification; Subsidiaries. Purchaser is duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification.

4.2 Authority Relative to This Agreement. Purchaser has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except compliance with the applicable requirements of the HSR Act and other applicable foreign antitrust regulations. Assuming compliance with the item described in the preceding sentence, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (C) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the cases of clauses (B) and (C), for such breaches, violations, infringements or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser’s ability to timely consummate the transactions contemplated by this Agreement.

4.4 Financing. (a) Purchaser has received and accepted an executed commitment letter dated January 25, 2007 and related term sheets (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide the full amount of the debt financing required to consummate the transactions contemplated by this Agreement on the terms contemplated thereby and to pay all related fees and expenses. The debt financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses is collectively referred to in this Agreement as the “Debt Financing”.

(b) Purchaser has received and accepted executed commitment letters dated January 25, 2007 (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the (“Commitment Letters”) from certain persons (collectively, the “Equity Investors”) relating to the commitment of the Equity Investors to provide the full amount of the cash equity required to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay related fees and expenses. The cash equity required to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses is collectively referred to in this Agreement as the “Cash Equity” (the Cash Equity, together with the Debt Financing, is collectively referred to as the “Financing”). Purchaser has also delivered to Seller the Guaranty addressed to Seller from Guarantor with respect to certain matters on the terms specified therein. The Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor. Complete and correct copies of the executed Commitment Letters and the Guaranty have been provided to Seller.

(c) Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing.

(d) Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters, shall provide Purchaser with acquisition financing on Closing Date sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated thereby and to pay related fees and expenses.

(e) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived by the Lenders or the applicable Equity Investor, as the case may be, or otherwise cured in a timely manner by Purchaser to the satisfaction of the Lenders or such Equity Investor, as the case may be. Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

(f) In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

4.5 Broker’s Fees. Except for Goldman, Sachs & Co. and The Blackstone Group, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser shall solely be responsible for the fees of Goldman, Sachs & Co. and The Blackstone Group, L.P. under any arrangement made by on or on behalf of Purchaser.

4.6 Solvency. To the knowledge of Purchaser, on the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the debt and equity financings being entered into in connection therewith) and assuming the accuracy of the representations and warranties contained in Article III:

(b) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of their liabilities, taken as a whole, (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(c) Purchaser and its Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(d) Purchaser and its Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

4.7 Acquisition of Transferred Interests and Transferred Receivables for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Transferred Interests and the Transferred Receivables. Purchaser confirms that Seller has made available to Purchaser and Purchaser’s agents the opportunity to ask questions of the officers and management employees of Seller and of the Transferred Entities as well as access to the documents, information and records of Seller and the Transferred Interests and the Transferred Receivables, and to acquire additional information about the business and financial condition of Seller and the Transferred Interests and the Transferred Receivables. Purchaser is acquiring the Transferred Interests and the Transferred Receivables for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Interests or the Transferred Receivables. Purchaser acknowledges that the Transferred Interests and the Transferred Receivables have not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

4.8 Limitation of Seller’s Warranties. Purchaser acknowledges that Seller makes no representations with respect to the Business or the Transferred Entities except as set forth in this Agreement.

ARTICLE V

COVENANTS

5.1 Access. (a) After the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall afford to Purchaser and its representatives, upon reasonable notice, access to the books, records, properties and employees of the Transferred Entities during normal business hours consistent with applicable Law and in accordance with the procedures established by Seller to the extent that such access may be reasonably requested by Purchaser; provided, however, that nothing in this Agreement shall limit Purchaser’s rights of discovery. Any information provided to Purchaser or its representatives in accordance with this Section 5.1 or otherwise pursuant to this Agreement shall, prior to the

Closing, be held by Purchaser and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement. Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement with respect to confidential information of the Business and the Transferred Entities shall terminate (it being understood that each of (1) the standstill obligations, (2) the non-solicit and no-hire obligations (solely to the extent that they are not related to the Business) and (3) confidentiality obligations with respect to information relating to Seller and its Subsidiaries (other than the Transferred Entities) shall stay in effect in accordance with the terms of the Confidentiality Agreement).

(b) At and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, afford Seller and its representatives, during normal business hours, upon reasonable notice, access to the books, records and employees of each Transferred Entity to the extent that such access may be reasonably requested by Seller, including in connection with financial statements and SEC reporting obligations or to determine any matter relating to its rights and obligations hereunder; provided, however, that nothing in this Agreement shall limit any of Seller’s rights of discovery. Seller agrees that it will hold, and will use reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless and only to the extent legally required to disclose (and in any such case, the Seller shall, prior to disclosing such information, give prompt notice to Purchaser in order that it may seek a protective order or other appropriate remedy and reasonably cooperate, at Purchaser’s expense, with Purchaser in seeking to obtain such order or remedy), all confidential documents and information concerning any Transferred Entity or the Business provided to it pursuant to this Section 5.1 or otherwise in any of their possession, except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates in violation of the confidentiality obligations set forth in this Section 5.1(b) (ii) becomes available to Seller or its Affiliates on a nonconfidential basis from sources other than Purchaser or any Transferred Entity or (iii) is independently developed by Seller or any of its Affiliates or on its behalf without use of any of the confidential information and without violating any of Seller’s obligations under this Section 5.1(b).

(c) To the extent the destruction by Purchaser of specific books and records applicable to the operations or business of the Transferred Entities prior to the Closing Date would otherwise reasonably be expected to place Seller in breach of its obligations under applicable Law or contract, Purchaser will use reasonable efforts to preserve such books and records. Seller will use reasonable efforts to keep Purchaser informed of those books and records that are so required to be preserved.

(d) For a period of five years from the Closing Date or such longer period of time as may be required by applicable Law, Purchaser agrees to retain and not destroy or dispose of personnel files and records to the extent that they relate to a Person’s employment with the Business or the Transferred Entities prior to the Closing.

5.2 Efforts. (a) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to make promptly any filings that may be required under any antitrust Law or by any Governmental Entity, and to supply promptly any additional information or documentary material that may be requested by a Governmental Entity, if any, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Entity, if any, and (v) to fulfill all conditions to this Agreement.

(b) Further, and without limiting the generality of the rest of this Section 5.2, each of the parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement, and (iii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Transferred Entities and (y) as necessary to comply with contractual arrangements. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties agree not to participate, or to permit their Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Further, and without limiting the generality of the rest of this Section 5.2, Purchaser shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated by this Agreement and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. The steps involved in the preceding sentence shall include (i) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party, (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser (including its subsidiaries) or the Transferred Entities, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses, (iii) agreeing to any limitation on the conduct of Purchaser (including its subsidiaries) or the Transferred Entities, or (iv) agreeing to take any other action as may be required by a Governmental Entity in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, (B) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing. At the request of Purchaser, Seller shall agree to take, or cause the Transferred Entities to take, in Seller’s sole discretion, any action with respect to the Transferred Entities in the two preceding sentences, provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the transactions contemplated by this Agreement.

(d) Purchaser shall use its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein and (ii) satisfy on a timely basis all conditions in such definitive agreements. Purchaser shall use its reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitment Letters including drawing on any interim or bridge financing in the event that other elements of the Debt Financing are not available. Purchaser shall give Seller prompt notice of any material breach by any party to the Commitment Letters of which Purchaser has become aware or any termination of the Commitment Letters. Purchaser shall not, without the prior written consent of Seller, (x) permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing or reduces the amount thereof or otherwise would reasonably be expected to impair or delay obtaining the financing, or (y) terminate the Debt Commitment Letter (provided that Purchaser may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement, or otherwise so long as such replacement or amendment would not reasonably be expected to, individually or in the aggregate, adversely impact or delay in any material respect the Closing, the ability of Purchaser to timely consummate the transactions contemplated by this Agreement or the likelihood of the consummation of the transactions contemplated by this Agreement). In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Purchaser will (i) use its reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the proceeds from the equity financing, to pay the Purchase Price) with material terms not less favorable from other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Financing as promptly as practicable following the occurrence of such event, and (ii) promptly notify Seller of such unavailability and the reason therefor. Notwithstanding the foregoing, compliance by Purchaser with this Section 5.2(d) shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(e) Seller shall, and shall cause the Transferred Entities to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of Seller and the Transferred Entities to, provide to Purchaser all cooperation reasonably requested by Purchaser that is reasonably necessary and customary in connection with the Financing (provided that such requested cooperation shall not unreasonably interfere with the operation of the Business or Seller’s other businesses), including:

(i) participating in customary meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies,

(ii) assisting Purchaser with the preparation of materials for rating agency presentations and offering documents (including private placement memoranda, bank information memoranda, prospectuses and similar documents) necessary and customary in connection with the Financing,

(iii) assisting Purchaser with the preparation of an offering memorandum for the Transferred Entities and the Business, including the “Business” section, the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section, in accordance with customary practices for an offering under Rule 144A;

(iv) assisting Purchaser with the preparation of all financial statements and financial data of the type required by Regulation S-X (provided that information required by Rule 3-10 of Regulation S-X may be in summary form) and Regulation S-K under the Securities Act (without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A),

(v) furnishing Purchaser with the financial and other information in accordance with Section 5.14 and the financial data required by Item 3-01 of Regulation S-K under the Securities Act (all such information in this clause (v), the “Required Information”),

(vi) assisting Purchaser in procuring accountant’s comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Purchaser,

(vii) providing and executing customary officer’s certificates and other similar documents as may be reasonably requested by Purchaser so long as no such document is effective until the occurrence of the Closing,

(viii) reasonably cooperating with the marketing efforts of Purchaser and its financing sources for any Financing to be raised by Purchaser to complete the Sale, and

(ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser in connection with the consummation of the Debt Financing; provided that none of the Transferred Entities shall be required to pay any commitment or other similar fee or incur any other cost or liability that is not simultaneously reimbursed by Purchaser in connection with the Financing or any of the foregoing prior to the Closing. All non-public or otherwise confidential information regarding the Seller and the Transferred Entities obtained by the Purchaser pursuant to this paragraph shall be kept confidential in accordance with the Confidentiality Agreement.

(f) Purchaser shall, promptly upon request by the Seller, reimburse Seller for all out-of-pocket costs and expenses incurred by Seller, the Transferred Entities and their respective representatives in connection with the cooperation set forth in Section 5.2(e) and shall indemnify and hold harmless Seller, the Transferred Entities and their respective representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 8.2(b), as it applies to the Seller’s obligations under Section 5.2(e), shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Seller’s or the Transferred Entities’ willful and material breach of its obligations under Section 5.2(e).

(g) For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days after the Initiation Date (A) throughout and on the last day of which (1) Purchaser and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such period, and (B) throughout and on the last day of which the conditions set forth in Section 8.1 shall be satisfied; provided that (w) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (x) for purposes of calculating such period, August 17 through September 5, 2007 shall not be counted or taken into account; (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the combined consolidated financial statements for the applicable periods by Ernst & Young LLP or another independent registered accounting firm reasonably acceptable to Purchaser; and (z) if the financial statements included in the Required Information that is available to Purchaser on the first day of any such period would not be sufficiently current on any day during such period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such period or (ii) the Seller’s independent registered accounting firm to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of such period, then a new period shall commence upon Purchaser receiving updated Required Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such period.

(h) For purposes of this Agreement, “Initiation Date” shall mean: (i) if the Required Information is provided to Purchaser on or prior to February 15, 2006, the 15th Business Day following the date on which such Required Information is received by Purchaser; and (ii) if the Required Information is provided to Purchaser after February 15, 2006, the 10th Business Day following the date on which such Required Information is received by Purchaser. The parties acknowledge that the active participation and assistance of appropriate members of management of the Business will be necessary in order to enable the Purchaser to create an offering memorandum for the bond offering that is expected to be a part of the Debt Financing. In particular, Purchaser anticipates the respective levels participation and assistance, prior to the Initiation Date, of the persons set forth in Section 5.2(h) of the Seller Disclosure Schedule as would reasonably be expected of individuals holding such offices in comparable companies seeking to consummate a first-time bond offering in similar circumstances. Seller will endeavor to make such individuals reasonably available to the Purchaser for the purpose described in the preceding sentence to an extent generally consistent with the availability that would reasonably be expected in other comparable companies operating under a similar timetable. In the event that the failure of one or more such individuals to participate as just described during such 10- or 15-Business Day period, as applicable, is substantially responsible for a delay in the date by which the Purchaser is able to complete the preparation of a final draft offering memorandum, then the Initiation Date will be deferred, but only to the extent of the portion of such delay that would not otherwise reasonably be expected to have occurred but for such failure.

(i) The Seller shall, and shall cause the Transferred Entities to, use its reasonable best efforts to comply with all and any obligations to inform and/or consult with any of the Transferred Entity Employees and/or any employee representative body or other body in relation to any of the Transferred Entity Employees in connection with the entering into of this Transaction (including any reorganization or internal restructuring made in contemplation of the Transaction).

5.3 Further Assurances. (a) Seller and Purchaser agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

(b) Seller and Purchaser agree that the items set forth in Section 5.3(b) of the Seller Disclosure Schedule are not intended to be part of the Transferred Entities or the Sale. Accordingly, if and to the extent that any such items are included as part of the Transferred Entities, Purchaser agrees to use best efforts to cause the transfer and conveyance of such items to Seller or an entity designated by Seller.

5.4 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise expressly contemplated by this Agreement, required by Law or disclosed in Section 5.4 of Seller Disclosure Schedule, Seller shall cause the Transferred Entities to (i) conduct the Business in the ordinary course of business (which shall permit the introduction and expansion of new products and services contemplated by current plans or otherwise consistent with past practice except to the extent otherwise prohibited under clauses (a) through (m) of this Section 5.4), (ii) use reasonable efforts to preserve intact the Transferred Entities’ respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them; and (iii) make capital and research & development expenditures consistent with past practice or otherwise in accordance with current plans. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise contemplated by this Agreement, required by Law or disclosed in Section 5.4 of Seller Disclosure Schedule, without Purchaser’s written consent (which shall not be unreasonably withheld or delayed), Seller shall cause each Transferred Entity to:

(a) not (i) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents, (ii) split, subdivide, combine or reclassify their outstanding capital stock or equity interest, (iii) declare, set aside or pay any non-cash dividend or non-cash distribution, or (iv) purchase, redeem or otherwise acquire or dispose directly or indirectly any shares of the capital stock or other equity interests or securities of any Subsidiary of any Transferred Entity;

(b) not issue, sell, transfer, pledge, dispose of, encumber or agree to issue, sell, transfer, pledge, dispose of, or encumber, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock;

(c) not (i) incur, assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) with respect to any Indebtedness for borrowed money in excess of $10,000,000 or issue any debt securities, other than (A) borrowings in the ordinary course of business and (B) Indebtedness to Seller in respect of intercompany services and allocations consistent with past practice, (ii) make any loan, advance or capital contribution to or investment in any Person other than one of the Transferred Entities in excess of $10,000,000, or (iii) cancel any material third-party Indebtedness;

(d) not sell, lease, license, pledge, dispose of or encumber any assets, properties (whether real, personal, tangible or intangible, including Intellectual Property, Transferred Entity Permits and FDA Applications), rights or businesses, other than sales or dispositions of assets (A) in the ordinary course of business consistent with past practice that do not constitute a sale of a business, product line, business unit or business operation or (B) already contracted by Seller, any Transferred Company or any of their respective Subsidiaries as set forth in Section 5.4 of the Seller Disclosure Schedule or as may be required by applicable Law;

(e) not enter into any transaction for, or make, any acquisition of any businesses, material assets, material assets, product lines, business units, business operations, stock or other properties, other than acquisitions in the ordinary course of business in connection with the operation of the Business;

(f) not adopt, enter into or amend any employment, severance, special pay arrangement or other similar arrangements or agreements with any directors of the Transferred Entities or any Transferred Entity Employee or Former Transferred Entity Employee except (i) as required by applicable Law, (ii) as required by contractual arrangements in effect as of the date of this Agreement (iii) non-material arrangements or agreements that are entered into or amended in the ordinary course of business consistent with past practice;

(g) not adopt, enter into, or amend to, increase the benefits or obligations under, any Transferred Entity Benefit Plan, and not increase the compensation or benefits of any Transferred Entity Employee or Former Transferred Entity Employee, except (i) as required pursuant to contractual arrangements in effect as of the date of this Agreement or as required or permitted under this Agreement; (ii) as required by applicable Law; or (iii) in the ordinary course of business consistent with past practice;

(h) not adopt, enter into, or amend any arrangement or otherwise take any action to increase the funding obligations or contribution rate of any Transferred Entity to any Benefit Plan that is a defined benefit pension plan except as required by (i) applicable Law, (ii) contractual arrangements in effect as of the date of this Agreement; or (iii) in the ordinary course of business consistent with past practice;

(i) not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of the Transferred Entities;

(j) not materially delay or postpone the payment of accounts payable and other obligations or materially accelerate the collection of accounts receivable;

(k) not settle, release, waive or compromise any Actions in any manner that materially restricts the operation of the Business as currently conducted or for consideration in excess of $3,000,000 individually; or settle release, waive or compromise any right or claim with a fair market value in excess of $3,000,000 individually;

(l) except in connection with the Restructuring or as is consistent with past practice, (A) in the case of any separate Tax Returns of a Transferred Entity or consolidated, combined or unitary Tax Returns comprised solely of Transferred Entities, not (i) change any material method of Tax accounting, (ii) make or change any material Tax election or (iii) file any materially amended Tax Return, except, in each case, insofar as the same may be necessary or appropriate in order to conform to federal income Tax or other consolidated, combined or unitary Tax Returns that include Seller or any Subsidiary of Seller (other than a Transferred Entity) and (B) in the case of any consolidated, combined or unitary Tax Returns including the Seller or any of its Affiliates (other than the Transferred Entities), not (i) change any material method of Tax accounting, (ii) make or change any material Tax election or (iii) file any materially amended Tax Return, in each case to the extent that such action primarily affects any of the Transferred Entities (it being agreed and understood that this clause (l) shall be the only covenant relating to Tax matters contained in this Section 5.4);

(m) except as may be required as a result of a change in Law or in GAAP, not change any of the financial accounting principles or practices;

(n) not, at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law, foreign or domestic (collectively, “WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of a Transferred Entity, without complying with all provisions of WARN;

(o) comply with all and any obligations to inform and/or consult with any of the Transferred Entity Employees and/or any employee representative body or other body in relation to any of the Transferred Entity Employees in connection with the entering into of this Transaction (including any reorganization or internal restructuring made in contemplation of the Transaction);

(p) not enter into or discontinue any line of business material to the Business;

(q) not enter into any Material Contract outside of the ordinary course of business, or terminate or waive any material provision of, amend or otherwise modify any material provision of a Material Contract; and

(r) not authorize any of, or commit to do or enter into any binding Contract with respect to any of the foregoing actions in clauses (a) through (q).

Notwithstanding anything to the contrary, Seller and its Subsidiaries shall have the right to remove from any Transferred Entity all cash and cash equivalents in the manner as determined by Seller (including by means of dividends, the creation or repayment of intercompany debt or otherwise).

5.5 Consents. Seller and Purchaser shall cooperate with each other to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement.

5.6 Public Announcements. Except as otherwise required by Law, each of Seller and Purchaser will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement.

5.7 No Shop. Seller shall not, and shall cause its controlled Affiliates (and use its reasonable best efforts to cause its directors, officers, employees, representatives and agents not to) do any of the following, directly or indirectly, with any third party (other than with Purchaser regarding the transactions contemplated by this Agreement): (i) discuss, negotiate, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of (A) a material amount of the business or assets of or (B) any capital stock of or other equity interest in, the Transferred Entities (any such transaction, an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers from any third party in respect of an Acquisition Transaction, or (iii) furnish or cause to be furnished to any third party any information concerning the Business or the Transferred Entities in connection with an Acquisition Transaction.

5.8 Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between Seller and/or any of its Subsidiaries (other than any Transferred Entity), on the one hand, and each Transferred Entity, on the other hand, shall be settled or otherwise eliminated in accordance with the procedures set forth in Section 5.8 of the Seller Disclosure Schedule, except for those accounts listed in Section 5.9 of the Seller Disclosure Schedule. Intercompany accounts between and among the Transferred Entities shall not be affected by this provision.

5.9 Termination of Intercompany Agreements. Effective at the Closing, all Contracts, including all obligations to provide goods, services or other benefits, between Seller and/or any of its Subsidiaries (other than any Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall be terminated without any party having any continuing obligation to the other, except for (i) this Agreement, (ii) the Ancillary Agreements and (iii) other Contracts listed in Section 5.9 of the Seller Disclosure Schedule.

5.10 Guarantees; Commitments. (a) After the Closing, Purchaser and the Transferred Entities, jointly and severally, shall forever indemnify and hold harmless Seller and any of its Affiliates (other than any Transferred Entity) against any Losses that Seller or any of its Affiliates (other than any Transferred Entity) suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) Seller or any of its Affiliates (other than any Transferred Entity) issuing, making payment under, or being a party to, any guarantee, indemnity, letter of credit, letter of comfort and other obligations relating to the Business (other than the Non-Indemnified Guarantees), including those listed in Section 5.10(a) of the Seller Disclosure Schedule (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on Seller or any of its Affiliates (other than any Transferred Entity) under any of the Indemnified Guarantees; or (iii) any action, claim or proceeding by any person who is or claims to be entitled to the benefit of any Indemnified Guarantees.

(b) Purchaser shall use its reasonable best efforts to cause itself or the Transferred Entities to be substituted in all respects for Seller and any of its Affiliates (other than the Transferred Entities), effective as of the Closing, in respect of all obligations of Seller and any of its Affiliates (other than the Transferred Entities) under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations listed in Section 5.10(b) of the Seller Disclosure Schedule (collectively, the “Non-Indemnified Guarantees”).

(c) If Purchaser is unable to effect such a substitution with respect to any of the Non-Indemnified Guarantees effective as of Closing (each a “Non-Substituted Guarantee”): (i) Purchaser must continue to use its reasonable best efforts to effect such a substitution of each Non-Substituted Guarantee as soon as practicable after Closing; (ii) Purchaser hereby indemnifies Seller and any of its Affiliates (other than the Transferred Entities) against any Losses that Seller or any of its Affiliates (other than the Transferred Entities) suffers, incurs or is liable for by reason of or arising out of or in consequence of: (A) Seller or any of its Affiliates (other than the Transferred Entities) issuing, making payment under, or being a party to, any Non-Substituted Guarantee; (B) any claim for payment made on Seller or any of its Affiliates (other than the Transferred Entities) under a Non-Substituted Guarantee; or (C) anything done by any person who is or claims to be entitled to the benefit of a Non-Substituted Guarantee; and (iii) Purchaser may, at its option obtain letters of credit, on terms and from financial institutions satisfactory to Seller, with respect to the obligations covered by each of the Non-Substituted Guarantee and, as and from the date of the delivery of such a letter of credit to Seller in relation to a Non-Substituted Guarantee, the indemnity in clause 5.10(c)(ii) will cease to apply in relation to that Non-Substituted Guarantee.

5.11 Use of Names, etc. Within 30 days after the Closing Date, Purchaser shall cause the Transferred Entities to file amendments to their certificates of incorporation, articles of association or other organizational documents with the applicable Governmental Entities changing the names of the Transferred Companies to names that do not include the words “Cardinal”, “Cardinal Health” or any name confusingly or misleadingly similar thereto, such amendments to be effective as soon as practicable following the Closing Date. For the avoidance of doubt, Purchaser and its Affiliates may use the name “Cardinal” and “Cardinal Health” and all other Trademarks owned or licensed by Seller or its Affiliates (excluding the Transferred Entities) and used in connection with the Business as of the Closing on any materials distributed or available to customers for the later of (i) 180 days after the Closing Date or (ii) the exhaustion of inventory in existence as of the Closing Date, subject to applicable Law, in each case, in a mutually agreed transitional manner; provided that, after the Closing, Purchaser and its Affiliates may use any such Trademarks that are embossed or imprinted permanently into materials available or distributed to customers by machinery including tools, dies or similar items until the next replacement of such machinery by Purchaser in the ordinary course of business, subject to applicable Law. Thereafter, Purchaser shall not use such Trademarks, other than (i) in a neutral, non-trademark sense to discuss the history of the Business, (ii) as required by applicable Law or (iii) on contracts, other legal documents and materials not visible to the public. For 180 days after the Closing Date, Seller shall maintain on its website, in a mutually-agreeable location, a mutually-agreeable hyperlink to Purchaser’s new website and statement that the Business is now owned by Purchaser.

5.12 Insurance. (a) From and after the Closing Date, the Transferred Entities shall cease to be insured by Seller or its Affiliates’ (other than the Transferred Entities’) insurance policies or Contracts or programs of self-insurance, and shall have no access to any such insurance policies, Contracts or programs of self-insurance other than as set forth in Section 5.12(b).

(b) For any claim that may be asserted against the Transferred Entities after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date (such claims, “Post-Closing Claims”), at Seller’s expense: (i) Seller shall ensure that the Transferred Entities have access to coverage under each of the insurance policies of Seller or its Subsidiaries set forth in Section 5.12(b) of the Seller Disclosure Schedule (the “Specified Policies”) in each case subject to the terms and conditions thereof; and (ii) with respect to Specified Policies designated as “Claims-Made” and “Occurrence-Reported,” Seller shall secure tail coverage and/or ensure that the Transferred Entities have access, either directly or through Seller or its Affiliates to coverage under renewals of such Specified Policies or equivalent coverage. After the Closing Date, the Transferred Entities may seek coverage for any Post-Closing Claim from the applicable insurer under any Specified Policy or, where applicable, any tail or renewal policy or equivalent of such Specified Policy, and Seller shall cooperate with the Transferred Entities in connection with the tendering of such claims; provided, however, that (i) the Transferred Entities shall reimburse Seller for all of its out-of-pocket costs and expenses in connection with such cooperation; (ii) with respect to any Specified Policy designated as “Claims-Made” in Section 5.12(b) of the Seller Disclosure Schedule (including any tail or renewal thereof), the Transferred Entities shall have no recourse to Seller for any uninsured or uncovered amounts for such Post-Closing Claims (including any deductible or other amount for which Seller provides self-insurance); and (iii) the Transferred Entities shall notify Seller of all such coverage claims made.

(c) Notwithstanding anything to the contrary, Seller shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs, regardless of whether any such policies or programs apply to any Post-Closing Claims or whether any action by Seller shall cause any Post-Closing Claim to cease to be covered by any of the Specified Policies; provided, however, that Seller shall not release, commute, buy-back, or otherwise eliminate the coverage available under any Specified Policy without first providing written notice to the applicable Transferred Companies.

(d) Without modifying the terms of Section 5.12(b), the Transferred Entities shall have the option, within 6 months of the Closing Date, to purchase “prior acts” coverage for the risks insured by any Specified Policy identified as “Claims-Made” in Section 5.12(b) of the Seller Disclosure Schedule. Seller may, in its discretion (such discretion not to be unreasonably exercised), reimburse the Transferred Entities for the cost of such tail coverage (or the proportionate value of the tail coverage component of a forward-looking policy), and in such event, Seller’s obligations under Section 5.12(b) with respect to such Specified Policy shall be deemed satisfied

5.13 Litigation Support. In the event and for so long as each party actively is prosecuting, contesting or defending any Action by a third party in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business or the Transferred Entities, and any of the foregoing require the other party’s cooperation due to such party’s ownership of the Business or the Transferred Entities at a relevant time, the requested party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting party and its counsel, at the requesting party’s expense for any out-of-pocket expenses, in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the prosecution, contest or defense, subject to appropriate confidentiality measures.

5.14 Delivery of Financials. (a) Unless the Closing has occurred or this Agreement has been terminated, by no later than March 31, 2007, Seller will cause the Transferred Entities to prepare and deliver to Purchaser the following information:

(1) the audited combined consolidated balance sheets as of June 30, 2006 and June 30, 2005 and the related audited combined consolidated statements of income and cash flows for the fiscal years ended June 30, 2006, 2005 and 2004 of the Transferred Entities (the “Audited Financial Statements”), in each case, complete with footnotes. The Audited Financial Statements will be accompanied by an unqualified audit report and will be prepared in accordance with GAAP consistently applied and will fairly present the combined financial position of the Transferred Entities as of the dates thereof and their combined results of operations and cash flows for the periods then ended and will comply in all material respects with the applicable requirements of Regulation S-X under the Securities Act; and

(2) the unaudited interim combined consolidated balance sheets as of December 31, 2006 and 2005 and the related unaudited interim combined condensed consolidated statements of income and cash flows for the six months ended December 31, 2006 and 2005 of the Transferred Entities (the “Unaudited Interim Financial Statements”), in each case, complete with footnotes and with a customary SAS 100 review report attached. The Unaudited Interim Financial Statements will be prepared in accordance with GAAP consistently applied and will fairly present the combined consolidated financial position of the Transferred Entities of the dates thereof and their combined results of operations and cash flows for the period then ended (subject to normal year-end adjustments) and will comply in all material respects with the applicable requirements of Regulation S-X under the Securities Act.

(b) Unless the Closing has occurred or this Agreement has been terminated, (i) by no later than May 1, 2007, Seller will cause the Transferred Entities to prepare and deliver to Purchaser a preliminary draft of the unaudited interim combined consolidated balance sheet as of March 31, 2007 and the related unaudited interim combined consolidated statements of income and cash flows for the nine months ended March 31, 2007 of the Transferred Entities, which may or may not have footnotes, and (ii) by no later than May 7, 2007, Seller will cause the Transferred Entities to prepare and deliver to Purchaser the unaudited interim combined consolidated balance sheet as of March 31, 2007 and the related unaudited interim combined consolidated statements of income and cash flows for the nine months ended March 31, 2007 of the Transferred Entities, which may or may not have footnotes , in each case, complete with footnotes and with a customary SAS 100 review report attached (the financial statements set forth in clause (ii), the “March 2007 Unaudited Interim Financial Statements”). The March Unaudited Interim Financial Statements will be prepared in accordance with GAAP consistently applied and will fairly present the combined financial position of the Transferred Entities as of the dates thereof and their combined results of operations and cash flows for the period then ended (subject to normal year-end adjustments) and will comply in comply in all material respects with the applicable requirements of Regulation S-X under the Securities Act.

(c) Unless the Closing has occurred or this Agreement has been terminated, by no later than August 30, 2007, Seller will cause the Transferred Entities to prepare and deliver to Purchaser the audited combined consolidated balance sheet as of June 30, 2007 and the related audited combined consolidated statements of income and cash flows for the fiscal years ended June 30, 2007 of the Transferred Entities (the “June 2007 Audited Financial Statements”), in each case, complete with footnotes. The June 2007 Audited Financial Statements will be accompanied by an unqualified audit report and will be prepared in accordance with GAAP consistently applied and will fairly present the combined financial position of the Transferred Entities as of the dates thereof and their combined results of operations and cash flows for the periods then ended and will comply in comply in all material respects with the applicable requirements of Regulation S-X under the Securities Act;

5.15 Restructuring. Prior to the Closing, Seller shall effectuate the “Restructuring” described in Section 5.15 of the Seller Disclosure Schedule to the extent not completed prior to the date of this Agreement.

5.16 Non-Compete; Non-Solicit. (a) For a period of two years from the Closing Date, except as permitted by this Section 5.16, neither Seller nor any of its Subsidiaries shall engage in the business of providing proprietary drug delivery technologies, sterile manufacturing and packaging services to third parties as conducted by the Business as of the Closing Date (the “Covered Business”); provided that the Covered Business shall not include (i) the activities or business conducted by Seller’s Martindale and Beckloff Businesses as of the Closing Date; (ii) ownership, development and manufacturing of, and packaging and repackaging services for, pharmaceutical products primarily for Seller or any of its Affiliates (other than the Transferred Entities) or any of its businesses, or (iii) any activity or service in connection with the sale of final finished pharmaceutical products (provided that the primary purpose of such activity or service is not to obtain revenue for such activity or service). This Section 5.16 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of Seller.

(b) Notwithstanding the provisions of Section 5.16(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 5.16(a), nothing in this Agreement shall preclude, prohibit or restrict Seller or any of its Subsidiaries from (i) acquiring, owning or holding up to 10% of the outstanding securities of any entity whose securities are listed and traded on a national securities exchange or market or any securities required to be registered under the Exchange Act; or (ii) engaging in any manner in any business activity that would otherwise violate this Section 5.16 that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with Seller or a Subsidiary of Seller after the date of this Agreement and prior to the second anniversary of the Closing Date (an “Acquired Company”); provided that, if the aggregate consolidated revenues of the Acquired Business or the Acquired Company for the fiscal year ending prior to the completion of such purchase or acquisition is in excess of 25% of the aggregate consolidated revenues of the Transferred Entities for the fiscal year ending prior to the Closing Date (the “Divestiture Threshold”), then, as soon as promptly practicable, Seller or such Subsidiary shall dispose or agree to dispose of all or a portion of the Acquired Business or the Acquired Company so that the aggregate consolidated revenues for the fiscal year ending prior to the completion of such purchase or acquisition of the remaining portion of the Acquired Business or the Acquired Company shall be less than the Divestiture Threshold.

(c) From the date hereof until the second anniversary of the Closing Date, neither Seller nor any of its Subsidiaries shall, directly or indirectly, solicit for employment or employ any Transferred Employee (other than any Person set forth in Section 5.16(c) of the Seller Disclosure Schedule) or any employee (other than any Person set forth in Section 5.16(c) of the Seller Disclosure Schedule) who would be a Transferred Employee had the Closing occurred on the date of this Agreement; provided, however, that this Section 5.16(c) shall not prohibit Seller or any of its Subsidiaries from making general solicitations not specifically targeted at the Transferred Employees and employ persons in connection with such general solicitations or, on and after the first anniversary of the Closing Date, from employing or hiring any person who initiates discussions regarding employment without any solicitation by Seller or any of its Subsidiaries.

(d) The parties understand and acknowledge that occasional, inadvertent de minimis violations of this Section 5.16 by Seller or its Subsidiaries shall not be deemed a violation of this Section 5.16.

5.17 Additional Matters. Seller will use all commercially reasonable efforts to terminate and unwind prior to the Closing (i) any synthetic lease transaction to which a Transferred Entity is a party; and (ii) any factoring arrangements to which a Transferred Entities is a party. Prior to the Closing, Seller will terminate the Manufacturing Services Agreement specified in Section 5.17 of the Seller Disclosure Schedule and will enter into a supply agreement with one of the Transferred Entities reflecting the terms set forth in Section 5.17 of the Seller Disclosure Schedule.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

6.1 Employees and Compensation. (a) Seller will provide that no later than immediately prior to the Closing, the employment of each individual who is employed in the Business (including such employees on short term disability, sick leave, or other authorized leave of absence or military leave) shall be transferred to the Transferred Entities. Section 6.1(a) of the Seller Disclosure Letter sets forth the name and title of each Transferred Entity Employee employed in the United States, and Seller will, following the date hereof, update such list to add Transferred Entity Employees employed outside the United States (and will make reasonable best efforts to so update the list within 15 days following the date hereof). The provisions of this Article VI are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Transferred Entities or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement as a result of this Article VI.

(b) (i) From and after the Closing Date and except as otherwise expressly provided for in this Article VI, Purchaser shall assume and honor, and shall cause the Transferred Entities to assume and honor, and, if applicable, Seller shall assign to Purchaser all of Seller’s and its Subsidiaries’ rights under, all Employment Agreements and Transferred Entity Benefit Plans, including the Transferred Entity Retiree Welfare Plans, and all liabilities thereunder in accordance with their terms as in effect immediately before Closing, subject to any amendment or termination thereof that may be permitted by such terms (subject to the requirements of Section 6.1(c)); provided that under no circumstances shall Purchaser and the Transferred Entities assume any obligation in respect of or to provide equity, equity-based, or long-term incentive awards and Seller shall retain all such obligations that arise prior to the Closing or otherwise under any Seller Benefit Plan. Except as expressly provided for in this Article VI, Seller and its Subsidiaries shall retain all Seller Benefit Plans (and all obligations and liabilities thereunder) (the items listed in Section 6.1(b)(ii) below, and all other obligations and liabilities expressly retained by Seller under Article VI being the “Retained Benefit Obligations”).

(ii) Seller shall:

(A) retain all obligations and liabilities with respect to all equity based compensation awards held by Transferred Entity Employees as of immediately prior to the Closing Date and vest all Transferred Entity Employees in a pro-rated portion of such awards based upon the percentage of the applicable vesting period that shall have elapsed through and including the Closing Date;

(B) retain all obligations and liabilities with respect to postretirement (other than COBRA Continuation Coverage) medical, life, disability and other “OPEB” benefits with respect to Transferred Entity Employees and Former Transferred Entity Employees, regardless of when incurred, other than such liabilities accruing under the Transferred Entity Retiree Welfare Plans.

(C) retain all obligations and liabilities with respect to any individual who is not a Transferred Entity Employee or Former Transferred Entity Employee; and

(D) with respect to the Retention Agreements between Seller and its Affiliates and Transferred Entity Employees, retain (x) all obligations and liabilities arising under the Retention Bonus component of such agreements and (y) obligations and liabilities with respect to the Sales Bonus Incentive Plan component of such agreements to the extent in excess of $13,500,000.

(E) retain all obligations and liabilities to pay or provide severance compensation or benefits to any Transferred Entity Employee or Former Transferred Entity Employee (x) that becomes due solely as a result of the consummation of the transactions contemplated by this Agreement or (y) under any Employment Agreement in respect of a right that first arose and vested (including, without limitation, the occurrence of circumstances constituting “good reason” to terminate employment or like concepts, regardless of whether or not such right has been exercised prior to the Closing Date) either (i) prior to the Closing Date or (ii) solely as a result of consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall remit to the Seller the amount of any Tax Benefit actually realized by Purchaser and its Affiliates (on a with and without basis) in respect of the applicable severance payment or benefit. Notwithstanding any other provision of this paragraph, for the avoidance of doubt, any obligation or liability to pay or provide severance compensation or benefits that results from any post-Closing action of Purchaser and its Affiliates, including, without limitation, a termination of employment or a change in compensation or other terms of employment, shall not be considered to be due solely to consummation of the transactions contemplated by this Agreement. If any Tax Benefit for which Purchaser has made a payment to Seller under this Section 6.1(b)(ii)(E) is subsequently disallowed, Seller shall promptly repay such amount to Purchaser.

(iii) Purchaser shall assume the following liabilities and obligations (collectively and together with the obligation set forth in Section 6.1(b)(iv), the “Assumed Benefit Obligations”):

(A) the Transferred Entity Benefit Plans other than the liabilities thereunder expressly retained by Seller pursuant to this Article VI; and

(B) with respect to the Retention Agreements, obligations and liabilities arising under the Sale Bonus Incentive Plan component of such agreements up to a maximum amount of $13,500,000.

(iv) Purchaser shall pay to the Transferred Entity Employees, as soon as practicable following the Closing Date, a pro-rated portion of the bonus amounts otherwise payable to the Transferred Entity Employees under the Company’s annual bonus plan, based upon performance and based upon the percentage of the applicable fiscal year that shall have elapsed through the Closing Date, the amount of such bonuses to be determined in good faith and consistent with past practice by Seller pursuant to the terms of the applicable plan and communicated to Purchaser; provided that, as soon as commercially practicable following the applicable payment (x) Seller shall reimburse Purchaser for an amount equal to (1) the aggregate payments required to be made by Purchaser pursuant to this Section 6.1(b)(iv) (excluding for this purpose any payments reimbursed pursuant to clause (y) of this proviso) less the actual Tax Benefit received by Purchaser related to such aggregate payments less (2) $8,000,000, and (y) Seller shall reimburse Purchaser for any payment required to be made by Purchaser pursuant to this Section 6.1(b)(iv) to a Shared Services Employee, less the actual Tax Benefit received by Purchaser related to such payment.

(c) From the Closing Date through the first anniversary of the Closing Date, Purchaser shall provide, or shall cause the Transferred Entities to provide, the Transferred Entity Employees with compensation (including bonuses, commissions and/or other annual incentive opportunities) and employee benefits (but excluding any equity, equity-based, or long-term incentive opportunities) that in the aggregate are no less favorable than the compensation and benefits (excluding any equity, equity-based, or long-term incentive opportunities) provided by Seller and its Affiliates as of immediately prior to the Closing Date. Nothing herein shall require the Purchaser or the Transferred Entities to continue to sponsor any particular benefit plan or arrangement or to continue to provide for accrual of defined benefit pension benefits.

(d) As of the Closing Date, Transferred Entity Employees shall cease to be permitted to defer additional amounts and shall not accrue additional benefits under the Seller DCP. Effective as of the Closing Date, Seller and its Affiliates shall cause (i) the outstanding account balances of Transferred Entity Employees under the Seller DCP, to the extent unvested, to become fully vested, (ii) all liabilities associated with such outstanding account balances to be transferred as of the Closing Date to a deferred compensation plan established by Purchaser as of the Closing Date that is substantially identical to the Seller DCP (and all such balances to be credited under such Purchaser-established plan to the applicable Transferred Entity Employee) and (iii) an amount of assets sufficient to cover the liabilities with respect to such balances as of the Closing Date to be transferred as soon as administratively practicable following the Closing Date to a grantor trust established by Purchaser as of the Closing Date that is substantially identical to the grantor trust established by Seller for purposes of funding the benefit obligations under the Seller DCP. At the time payments would have been distributed to any Transferred Entity Employee in accordance with the terms of the Seller DCP immediately prior to the Closing Date (treating employment with Purchaser and its Affiliates as if it were continued employment with Seller), Purchaser shall cause the Transferred Entities to make such distributions (subject to required withholding) to such Transferred Entity Employee under the terms of the Seller DCP as in effect immediately prior to the Closing Date in an amount computed in accordance with such terms, it being understood and agreed that (x) Purchaser will provide Transferred Entity Employees with opportunities to modify investment elections in accordance with such terms, (y) Transferred Entity Employees shall not be deemed to have incurred a termination of employment for purposes of the Seller DCP by virtue of the transfer of the Transferred Entities to Purchaser or by virtue of the consummation of any of the transactions contemplated by this Agreement, and (z) Transferred Entity Employees will no longer participate in the Seller DCP following the transfer contemplated by this Section 6.1(c). Notwithstanding the foregoing, if any of the foregoing provisions of this Section 6.1(c) would result in the imposition of taxes and/or penalties under Section 409A of the Code, Purchaser and Seller shall cooperate to modify the foregoing provisions of this Section 6.1(c) in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

6.2 Welfare Benefits Plans. (a) Except as otherwise provided in this Section 6.2 and without limiting the generality of Section 6.1(b), the participation by Transferred Entity Employees in Welfare Plans that are Seller Benefit Plans shall continue until the earlier of the termination of the Transition Services Agreement or December 31, 2007 (the “TSA End Date”). Effective as of the TSA End Date, Purchaser shall permit each Transferred Entity Employee, and each Former Transferred Entity Employee covered by Seller and its Affiliates under the Transferred Entity Retiree Welfare Plans as of immediately prior to the Closing Date, to enroll in Welfare Plans that are consistent with the requirements set forth in Section 6.1(c).

(b) Except as otherwise provided in Sections 6.2(d) and 6.2(e), notwithstanding anything in this Article VI to the contrary (but subject to Section 6.2(d) and 6.2(e)), commencing as of the Closing, with respect to claims arising under any Welfare Plan that is a Seller Benefit Plan, (i) Seller and its Affiliates shall be solely liable for any claims for Welfare Benefits that are (x) incurred by or with respect to any Transferred Entity Employee and his or her beneficiaries or dependents before the Closing Date and (y) incurred by or with respect to any Former Transferred Entity Employee and his or her beneficiary regardless of when incurred, other than with respect to claims under a Transferred Entity Retiree Welfare Plan (ii) Purchaser shall be solely liable for any claims for Welfare Benefits that are incurred by or with respect to any Transferred Entity Employee and his or her beneficiaries or dependents on or after the Closing Date. For purposes of the foregoing, a medical/dental/vision claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose. The manner in which such claims shall be administered shall be set forth in the Transition Services Agreement.

(c) With respect to the coverage of the Transferred Entity Employees under Purchaser’s Welfare Plans, (i) each such employee’s credited service with Seller and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under Purchaser’s Welfare Plans; (ii) limitations on benefits due to pre-existing conditions shall be waived (or, if such a waiver is not otherwise required by applicable Laws, Purchaser shall use commercially reasonable efforts to have them waived), to the extent waived under the corresponding Benefit Plan of the Seller, for any Transferred Entity Employee enrolled in any Welfare Plan maintained by Seller and its Affiliates as of the Closing Date (or if later, the TSA End Date); and (iii) any out-of-pocket annual maximums and deductibles taken into account under the Seller Group Health Plan for any Transferred Entity Employee in the calendar year which contains the Closing Date (or if later, the TSA End Date) shall be credited under Purchaser’s Welfare Plans for the same calendar year.

(d) Purchaser shall be responsible for providing the notices and making available COBRA Continuation Coverage for all Transferred Entity Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or after the TSA End Date. Seller shall continue to be responsible for providing the notices and making available COBRA Continuation Coverage, for (i) (x) all of the Former Transferred Entity Employees and their respective covered dependents and (y) all Transferred Entity Employees, and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur prior to the Closing Date and (ii) all Transferred Entity Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or after the Closing Date and prior to the TSA End Date, provided that, with respect to the individuals described in clause (ii), Purchaser shall be responsible for any liabilities that may result from, arise under or be incurred in connection with the provision of COBRA Continuation Coverage in accordance with the terms of the Transition Services Agreement and, as of the TSA End Date, Purchaser shall provide such COBRA Continuation Coverage under Purchaser’s Welfare Plans; provided, however, that Seller and its Affiliates shall provide Purchaser with the records necessary to identify and administer such responsibilities.

(e) Notwithstanding anything in this Agreement to the contrary, if any Transferred Entity Employee has become disabled (within the meaning of the applicable short-term and/or long-term disability plan of Seller and its Affiliates) on or subsequent to the Closing Date but on or prior to the TSA End Date, any short-term and/or long-term disability salary continuation income benefits relating to such disability shall be paid under the terms of such short or long-term disability plan as in effect immediately prior to the TSA End Date (subject to Purchaser’s responsibility for the cost of such benefits as contemplated by Section 6.2(b) and the Transition Services Agreement) and, following the TSA End Date, shall be the sole responsibility of Purchaser. Notwithstanding anything in this Agreement to the contrary, if any Transferred Entity Employee has become disabled (within the meaning of the applicable Welfare Plan maintained by Seller or its Affiliates that provides short-term or long-term disability benefits) prior to the Closing Date, Seller and/or Seller’s Affiliates will retain liability for the provision of disability benefits payable to such employee under Seller’s Welfare Plans, if any, with respect to such disability (but not with respect to any reoccurrence of such a disability after such employee returns to active service with a Transferred Entity on or following the Closing Date). From and after the Closing Date, any right to reemployment for any Transferred Entity Employees who are on short-term or long-term disability as of immediately prior to the Closing Date shall be the obligation of Purchaser and its Affiliates and not of Seller and its Affiliates.

(f) From and after the Closing Date, (i) Purchaser shall assume and honor or shall cause the Transferred Entities to assume and honor, all paid time off days of the Transferred Entity Employees that accrued prior to the Closing Date in the calendar year which contains the Closing Date, and (ii) Purchaser shall sponsor a paid time off policy that applies to each Transferred Entity Employee and shall take into account service with Seller and its Affiliates as provided in Section 6.4(a). With respect to unused paid time off days of the Transferred Entity Employees that accrued in any calendar year ending prior to the Closing Date, each Transferred Entity Employee shall be paid by Seller or its Affiliates in cash on or as soon as practicable after the Closing Date for the number of such unused accrued paid time off days, to the extent credited under the paid time off policy of Seller and its Affiliates.

(g) Purchaser shall provide Transferred Entity Employees whose employment is terminated during the twelve-month period ending on the first anniversary of the Closing Date severance pay and benefits on the terms and conditions set forth in Section 6.2(g) of the Seller Disclosure Schedule. Notwithstanding the foregoing, Purchaser and the Transferred Entities shall not be under any obligation to continue the employment of any individual for any period of time following the Closing as a result of any provision of this Agreement.

6.3 Qualified Retirement Plans. (a) As soon as practicable following the Closing Date, Seller and its Affiliates shall permit the account balances of the Transferred Entity Employees in any tax-qualified defined contribution plans of Seller and its Affiliates to be distributed in accordance with the terms of such plans, and Purchaser shall permit Transferred Entity Employees who are employed by Purchaser and its Affiliates (including the Transferred Entities) following the Closing Date and who have elected such a distribution to rollover such distribution (including a rollover of outstanding participant loans) into a tax-qualified defined contribution plan maintained by Purchaser or its applicable Affiliate.

(b) Pension Plan Spinoff.

(1) As soon as practicable following the Closing Date, Purchaser shall establish a defined benefit pension plan designed to be a qualified plan under Section 401(a) of the Code, or designate an existing defined benefit pension plan that is so qualified (such plan, in either case, the “Purchaser Pension Plan”), to provide benefits to Pension Transfer Employees, and to accept the transfer of assets and assumption of liabilities provided for in the following sentence and in Section 6.3(b)(2). Effective as of the completion of the transfer of assets provided for in Section 6.3(b)(2), the Seller’s Acquired Pensions Plan (the “Seller Pension Plan”) shall transfer to the Purchaser Pension Plan, and the Purchaser Pension Plan shall assume and be responsible for, all liabilities of the Seller Pension Plan for benefits accrued through the Closing Date in respect of Pension Transfer Employees who were participants in the Seller Pension Plan before the Closing Date (the “Transferred Benefits”), and Seller and the Seller Pension Plan shall have no further responsibility for the Transferred Benefits.

(2) As soon as administratively feasible after the Closing Date, there shall be transferred from the trust funding the Seller Pension Plan (the “Seller Trust”) to the trust designated to fund the Purchaser Pension Plan (the “Purchaser Trust”) an amount of assets. A nationally recognized actuary selected by the Seller (“Seller Actuary”) shall determine the amount of assets to be transferred to the Purchaser Pension Plan (the “Transfer Value”) with respect to Pension Transfer Employees. The Transfer Value will equal the greater of (x) the Projected Benefit Obligation at the Closing Date for Pension Transfer Employees (the “PBO Amount”) and (y) the minimum amount that may be transferred from the Seller Trust to the Buyer Trust in compliance with Sections 411(d) and 414(l) of the Code and the Treasury Regulations issued thereunder (collectively, the “414(l) Requirements”). In the event that the PBO Amount would, in the absence of this sentence, exceed the maximum amount that may be transferred from the Seller Trust to the Buyer Trust without violating the 414(l) Requirements, Seller or its applicable Subsidiary shall make additional contributions to the Seller Trust to ensure that the Transfer Value (calculated without regard to this sentence) can be transferred without violation of the 414(l) Requirements. For purposes of compliance with the 414(l) Requirements, the following assumptions will apply: an interest rate determined using the Citigroup Pension Yield Curve as of the month-end concurrent with or preceding the Closing Date and adjusted to the Closing Date by the change in the Moody’s Aa long term bond index, the GAR 94 Generational Mortality Table (gender specific), and an expense load specified by the PBGC under regulation 4044.52, and all other assumptions used in the 2006 actuarial valuation. The determination of the Transfer Value shall be made by including, for purposes of the allocation in the market value of Seller Pension Plan assets, the accrued contribution obligation, if any, due September 15, 2007 with respect to the 2006 plan year, any unpaid minimum required Code Section 412 quarterly contributions for 2007 calendar quarters ending prior to the Closing Date and any pro rata share of the minimum required Code Section 412 quarterly contribution for the quarter in which the Closing Date occurs in accordance with a ratio equal to: (A) the number of days from the beginning of such quarter until the Closing Date; divided by (B) the total days in the quarter.

(3) The Seller Actuary shall make an initial estimate of the Transfer Value within 30 days after the Closing Date, and an initial transfer of assets equal to ninety percent (90%) of such estimated Transfer Value shall be made promptly thereafter (plus interest measured from the Closing Date based on the actual investment return of the Seller Pension Plan during the period commencing on the Closing Date and ending immediately prior to the date of such initial transfer), subject to compliance with applicable notice requirements to any Governmental Entity.

(4) Within 120 days after the Closing Date, Seller will provide the Purchaser with an updated calculation of the Transfer Value. The Purchaser may submit the Seller Actuary’s determination of the Transfer Value to a nationally recognized actuary selected by Purchaser (“Purchaser Actuary”) for verification, which shall relate only to the calculation of the Transfer Value on the basis of the assumptions and methods set forth above. The Purchaser shall pay the cost of the Purchaser Actuary. The Seller Actuary and the Purchaser Actuary shall make a good faith attempt to reconcile any difference in their calculations. If the Purchaser Actuary’s calculation is within five percent (5%) of the Seller Actuary’s calculation of the Transfer Value, the average of the Seller Actuary’s calculation and the Purchaser Actuary’s calculation shall be used. If the difference cannot be reconciled and exceeds five percent (5%), the Seller Actuary and the Purchaser Actuary shall jointly designate a third independent actuary whose verification shall be final and binding, but not greater than the calculation of the Purchaser Actuary or less than the calculation of the Seller Actuary. The Purchaser and Seller shall each pay one-half the costs of such third actuary.

(5) Within sixty (60) days after completion of the final verification, Seller or the Purchaser, as applicable, shall cause an additional transfer of assets from the Seller Pension Plan to the Purchaser Pension Plan (or from the Purchaser Pension Plan to the Seller Pension Plan, as applicable) in an amount equal to the verified Transfer

Amount less (A) the initial Transfer Amount and (B) benefit payments made from the Seller Pension Plan to Pension Transfer Employees from the Closing Date to the date of the transfer contemplated in this Section 6.3(b). All payments under this Section 6.3(b) will be with interest measured from the Closing Date based on the actual investment return of the Seller Pension Plan during the period commencing on the Closing Date and ending immediately prior to the date of such additional transfer.

(6) The assets transferred pursuant to this Section 6.3(b) shall include a proportionate share of each asset of the Seller Trust; provided that if the foregoing cannot be implemented or would be imprudent, Purchaser and Seller shall agree on a different method of dividing the assets of the Seller Trust, which method shall, to the greatest extent possible, result in the transferred assets including a proportionate share of each asset class of the Seller Trust.

(7) Purchaser and Seller shall cooperate in (A) making all filings required under the Code or ERISA, (B) implementing all appropriate communications with Pension Transfer Employees, (C) transferring appropriate records, and (D) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 6.3(b) in a timely manner.

6.4 Miscellaneous Employee Issues. (a) For all purposes under the employee benefit plans, practices or arrangements of Purchaser and its Affiliates providing benefits to any Transferred Entity Employee after the Closing Date, each Transferred Entity Employee shall be credited with all years of service for which such Transferred Entity Employee was credited before the Closing Date under any similar employee benefit plans, practices or arrangements of Seller and its Affiliates, except for purposes of benefit accrual under any defined benefit pension plan.

(b) Beginning at the Closing, all Transferred Entity Employees shall be eligible for coverage under Purchaser’s workers’ compensation insurance. Seller and its Affiliates shall remain responsible and retain liability for workers’ compensation claims and all other claims relating to occupational illnesses and injuries incurred before the Closing (regardless of when such claims are reported).

(c) Prior to Closing, a nationally recognized actuary selected and paid for by Seller (“Seller OPEB Actuary”) will prepare an estimate of the Accumulated Postretirement Benefit Obligation associated with the Transferred Entity Retiree Welfare Plans measured as of the Closing Date. Before the first anniversary of the Closing Date, Purchaser will cause a nationally recognized actuary selected and paid for by Purchaser (“Purchaser OPEB Actuary”) to determine its own estimate of the Accumulated Postretirement Benefit Obligation associated with the Transferred Entity Retiree Welfare Plans measured as of the Closing Date. As soon as practicable thereafter, the Seller OPEB Actuary and the Purchaser OPEB Actuary shall make a good faith attempt to reconcile any difference in their calculations to arrive at a final calculation. In the event that attempts at reconciliation fail and if the Purchaser OPEB Actuary’s calculation is within five percent (5%) of the Seller OPEB Actuary’s calculation of the Accumulated Postretirement Benefit Obligation, the average of the Seller OPEB Actuary’s calculation and the Purchaser OPEB Actuary’s calculation shall be used as the final calculation. If the difference cannot be reconciled and exceeds five percent (5%), the Seller OPEB Actuary and the Purchaser OPEB Actuary shall jointly designate a third independent actuary whose verification shall be final and binding, but not greater than the calculation of the Purchaser OPEB Actuary or less than the calculation of the Seller OPEB Actuary. The Purchaser and Seller shall each pay one-half the costs of such third actuary. When the amount of Accumulated Postretirement Benefit Obligation associated with the Transferee Retiree Welfare Benefit Plans is finally determined as provided herein, Seller shall pay to Purchaser as soon as then practicable the excess, if any, of the determined amount of Accumulated Postretirement Benefit Obligation as of the Closing Date over $5,000,000 (the “Accumulated Postretirement Benefit Payment Obligation”), subject to the limitations under Section 10.5 applicable to indemnifications under Section 10.2(d).

6.5 International Plans. (a) The allocation of obligations and liabilities arising under each Foreign Benefit Plan shall be made in accordance with applicable Law. Seller and the Purchaser undertake to consult one another prior to proposing any clearance application to the trustees of the UK Plan or to the Pensions Regulator. In the event that Purchaser or Seller decides to propose making a clearance application, Seller undertakes to Purchaser that Seller, its Subsidiaries and the Seller Group will cooperate with and give their full support to Purchaser’s application for clearance to the Pensions Regulator in respect of the sale and purchase of the Transferred Entities and the Purchaser undertakes to Seller that it will join such of Seller, its Subsidiaries and the Seller Group to the clearance application as the Pension Regulator will allow.

(b) Prior to Closing, Seller shall, if so requested by the Trustees of the UK Plan, provide the Purchaser with access to the trustees of the UK Plan for the purposes of reaching an agreement in relation to funding of the UK Plan and, if a clearance application is made under Section 6.5(a), seeking clearance from the Pensions Regulator. Seller undertakes to Purchaser that, with effect from the date of this Agreement, neither Seller nor any of its Subsidiaries nor any members of the Seller Group (including, for the avoidance of doubt, the Transferred Entities) will, without the Purchaser’s prior written consent following consultation with Purchaser:

(1) exercise any power to terminate or wind up the UK Plan (whether acting alone or acting with any other third parties);

(2) reach any binding agreement with the trustees of the UK Plan in relation to the scheme specific funding requirements or make or any final and binding revisions to the schedule of contributions or the schedule of payments of the UK Plan (whether acting alone or acting with any other third parties);

(3) exercise any power to amend the trust deed or rules of the UK Plan; or

(4) make any binding agreements with the trustees of the UK Plan.

ARTICLE VII

TAX MATTERS

7.1 Tax Indemnity by Seller. Seller shall pay or cause to be paid, and shall indemnify Purchaser and each of its Subsidiaries (including the Transferred Entities after the Closing Date) (each a “Purchaser Tax Indemnitee”) and hold each Purchaser Tax Indemnitee harmless from and against (i) any and all Taxes imposed on the Transferred Entities (or with respect to the Transferred Receivables) for any taxable period ending on or before the Closing Date and with respect to any taxable period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date, (ii) any and all liability as a result of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) for Taxes of Seller or any other person (other than the Transferred Entities) which is or has ever been affiliated with any of the Transferred Entities or with whom any of the Transferred Entities otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, in each case, prior to the Closing Date; (iii) any Tax attributable to any breach of any covenant or agreement of Seller contained in this Agreement; (iv) any liability for Taxes relating to the Martindale/Beckloff Business and any Taxes arising upon the sale of the Transferred Interests as a result of the inclusion by Seller, any of its Subsidiaries or any of the Transferred Entities of any “deferred intercompany gain” pursuant to Treasury Regulation Section 1.1502-13 or “excess loss account” pursuant to Treasury Regulation Section 1.1502-19; (v) any and all Taxes for which Seller is responsible under Section 7.16; (vi) in the case of a Straddle Period of a Transferred Entity (the “CFC”), any and all Taxes arising out of amounts included by Purchaser (or any of its Subsidiaries) or any other Transferred Entity under Section 951 of the Code but only to the extent attributable to the Pre-Closing Period portion of such Straddle Period of the CFC calculated in accordance with the proviso in Section 7.3 (taking into account, without limitation, any related foreign Tax credits under Section 960 of the Code) and (vii) all reasonable out-of-pocket marginal attorneys’ and other professional fees incurred by Purchaser or any of its Subsidiaries in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.1, other than fees incurred in preparing or reviewing any Tax Return in the ordinary course of business and except as otherwise provided in Section 7.6; in each case other than (A) any Taxes arising from any action or transaction by Purchaser or the Transferred Entities outside of the ordinary course of business on the Closing Date after the Closing (for the avoidance of doubt, such actions or transactions only to include actual actions or transactions, and not actions or transactions merely deemed to occur after the Closing unless so deemed by reason of actual actions or transactions after the Closing), (B) any Taxes that result from an actual or deemed election under Section 338 of the Code (or any similar provision of state, local or foreign Law) with respect to the sale of any of the Transferred Entities pursuant to this Agreement, provided that such actual or deemed election is made or caused by the Purchaser, (C) any Taxes that result from any breach of any covenant or agreement of Purchaser contained in this Agreement and (D) any Taxes described in Section 7.2(e) or (f) (Taxes and fees described in the foregoing clauses (i) through (vii), “Indemnified Taxes”). For the avoidance of doubt, with respect to any Tax of or relating to a Transferred Entity that is not wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, the Indemnified Tax resulting from or arising out of such Tax shall not be greater than (A) the Tax, multiplied by (B) the percentage of outstanding capital stock or equity interest in such Transferred Entity that is owned, directly or indirectly, by Seller as of immediately prior to the Closing.

7.2 Tax Indemnity by Purchaser. Purchaser shall pay or cause to be paid, and shall indemnify Seller and each of its Subsidiaries (other than the Transferred Entities) (each a “Seller Tax Indemnitee”) and hold each Seller Tax Indemnitee harmless from and against any and all Taxes (a) imposed on the Transferred Entities (or with respect to the Transferred Receivables), other than Indemnified Taxes, (b) arising from any action or transaction by Purchaser or the Transferred Entities outside of the ordinary course of business on the Closing Date after the Closing (for the avoidance of doubt, such actions or transactions only to include actual actions or transactions, and not actions or transactions merely deemed to occur after the Closing unless so deemed by reason of actual actions or transactions after the Closing), (c) that result from an actual or deemed election under Section 338 of the Code (or any similar provision of state, local or foreign Law) with respect to the sale of any of the Transferred Entities pursuant to this Agreement, provided that such actual or deemed election is made or caused by the Purchaser, (d) that result from any breach of any covenant or agreement of Purchaser contained in this Agreement, (e) in the case of a Straddle Period of a CFC, arising out of amounts included by any Transferred Entities, Seller or any of its Subsidiaries under Section 951 of the Code to the extent such amounts exceed such amounts as are attributable to the Pre-Closing Period portion of the Straddle Period as calculated in accordance with the proviso in Section 7.3 (taking into account, without limitation, any related foreign Tax credit under Section 960 of the Code) or (f) for which Purchaser is responsible under Section 7.16 and all reasonable out-of-pocket marginal attorneys’ and other professional fees incurred by Seller or any of its Subsidiaries in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.2, other than fees incurred in preparing or reviewing any Tax Return in the ordinary course of business and except as otherwise provided in Section 7.6.

7.3 Allocation of Certain Taxes. To the extent permitted or required by Law or administrative practice, the taxable year of each of the Transferred Entities which includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of this Agreement, where it is necessary to apportion between Seller and Purchaser the Tax liability of any of the Transferred Entities (or with respect to the Transferred Receivables) for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books as of the end of the Closing Date or, in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes, but not gross receipts, sales or use Taxes or Taxes based upon or related to income), the amount of such liability for such Straddle Period that shall be apportioned to the period ending at the close of the Closing Date shall be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; provided that in the case of a Straddle Period of a CFC, the amount includible under Section 951 of the Code (and any related foreign Tax credit under Section 960 of the Code) in respect of such CFC that is attributable to the Pre-Closing Period portion of the Straddle Period shall be determined based on a closing of the books as of the Closing as if the taxable year of the CFC had ended on the Closing Date (for the avoidance of doubt, it being agreed and understood that such amount shall not give rise to an Indemnified Tax until such time as the actual inclusion of such amount as provided under Section 951 results in an actual Tax liability determined on a with and without basis). For the avoidance of doubt, any Taxes relating to the Restructuring and any Taxes resulting from the inclusion by any of the Transferred Entities of any “deferred intercompany gain” pursuant to Treasury Regulation Section 1.1502-13 or “excess loss account” pursuant to Treasury Regulation Section 1.1502-19 upon the sale of the Transferred Interests shall be allocated to the Pre-Closing Period.

7.4 Filing Responsibility. (a) Seller shall timely prepare and file or shall cause the Transferred Entities to timely prepare and file (i) any combined, consolidated, unitary, affiliated or fiscal unity Tax Returns that include Seller or any of its Subsidiaries (other than the Transferred Entities), on the one hand, and any of the Transferred Entities, on the other hand, and (ii) in a manner consistent with past practice, accounting methods and elections of the Transferred Entities prior to the Closing, all Tax Returns (other than those described in Section 7.4(a)(i) and Tax Returns relating to the Restructuring) that are required to be filed by or with respect to any of the Transferred Entities that are due (including extensions) on or before the Closing Date.

(b) Purchaser and its Subsidiaries and the Transferred Entities shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 7.4(a) and subject to Section 7.4(c), prepare and file all other Tax Returns with respect to the Transferred Entities (provided that Purchaser shall prepare any such Tax Returns that include Indemnified Taxes consistent with past practice, accounting methods and elections of the Transferred Entities prior to the Closing and shall prepare any such Tax Returns relating to the Restructuring in such manner as Seller may reasonably request). Notwithstanding any other provision, Purchaser shall not prepare or file, or cause to be prepared or filed, any amended Tax Return relating to Indemnified Taxes without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In the case of any Tax Return which Purchaser is responsible for preparing under Section 7.4(b) (i) for a Straddle Period or (ii) with respect to Indemnified Taxes, Purchaser shall, or shall cause the Transferred Entities to deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld or delayed) a copy of such proposed Tax Return (accompanied, in the case of any Tax Return for a Straddle Period, by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least thirty (30) Business Days prior to the due date (giving effect to any validly obtained extension thereof). Purchaser shall accept any comments provided by Seller as to which Purchaser agrees. With respect to any comments provided by Seller as to which Purchaser does not agree, the parties shall endeavor in good faith to resolve the dispute, and, failing that, the dispute shall be presented to and resolved, in accordance with this Agreement, by a neutral accountant mutually satisfactory to Purchaser and Seller (the “Neutral Tax Accountant”), whose determination shall be binding, and who shall, to the extent reasonably practicable, make such determination within ten (10) Business Days from the date of presentation, but in no event, to the extent reasonably practicable, later than five (5) Business

Days prior to the due date (giving effect to any valid extensions thereof) for such Tax Return. With respect to each such Tax Return, no later than two (2) Business Days prior to the due date (giving effect to any validly obtained extension thereof) for such Tax Return, Seller shall pay to Purchaser an amount equal to the liability for Indemnified Taxes shown as due and payable on such Tax Return (but, for the avoidance of doubt, not in duplication of any amounts previously paid by way of payment of estimated Taxes or otherwise).

(d) In addition to any other Tax Benefit to which Seller is entitled under this Agreement, Seller shall be entitled to any actually realized Tax Benefit (calculated on a with and without basis) arising from the payment or accrual after the Closing Date of any Indemnified Tax, but only to the extent such Tax Benefit is actually realized with respect to a taxable period ending within four and a half (4.5) years after the end of the taxable period in which the Indemnified Tax is paid or accrued. Purchaser acknowledges and agrees that neither Purchaser nor any of its Subsidiaries or Affiliates shall claim any such Tax Benefit with respect to a Post-Closing Period; provided, however, that if any such Tax Benefit is not permitted by Law or administrative practice to be claimed for a Pre-Closing Period and is permitted by Law or administrative practice to be claimed on a Tax Return for a Post-Closing Period, then Purchaser shall use commercially reasonable efforts (exercising its reasonable discretion in relation to the availability of such Tax Benefit) to claim such Tax Benefit. If any Tax Benefit for which Purchaser has made a payment to Seller under this Section 7.4(d) is subsequently disallowed, Seller shall promptly repay such amount to Purchaser.

7.5 Refunds, Credits and Carrybacks. (a) Seller shall be entitled to any refunds or credits of or against any Indemnified Taxes (in each case other than refunds or credits that are for Purchaser’s account pursuant to Section 7.5(c)) and any refunds or credits to which Seller is entitled under Section 7.4(d) or otherwise under this Agreement (for the avoidance of doubt, without duplication) and any refunds or credits of Seller or any of its Subsidiaries. Upon the reasonable request of Seller and at Seller’s expense, Purchaser agrees to file or cause to be filed all Tax Returns (including amended Tax Returns) or other documents claiming any such refunds or credits to which Seller is entitled pursuant to the preceding sentence. Purchaser shall be entitled to any refunds or credits of the Transferred Entities of or against any Taxes other than refunds or credits to which Seller is entitled under the first sentence of this Section 7.5 or otherwise under this Agreement. For the avoidance of doubt, Seller, and not Purchaser, shall be entitled to the refunds or credits set forth in Section 7.5(a) of the Seller Disclosure Schedule.

(b) Purchaser shall cause the Transferred Entities promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Article VII) after receipt thereof.

(c) To the extent permissible under applicable Tax law, Purchaser and the Transferred Entities shall be permitted to carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (“Subsequent Loss”) into any separate Tax Return of a Transferred Entity (or to a Tax Return with respect to a combined, consolidated or unitary group that is comprised entirely of Transferred Entities) with respect to a Pre-Closing Period and shall be entitled to receive the benefit of any refund attributable thereto; provided, however, that in the event that such carryback prevents or impedes Seller or any of its Subsidiaries (or a Transferred Entity for a Pre-Closing Period) from obtaining any Tax Benefit, Purchaser shall pay Seller the amount of the Tax Benefit that would have been obtained in the absence of such carryback, calculated on a with and without basis. Purchaser agrees that none of the Transferred Entities shall carry back any Subsequent Loss into the consolidated federal income Tax Return of the affiliated group of which Seller is the common parent or any other Tax Return that includes Seller or any Affiliate of Seller that is not a Transferred Entity (provided, however, that if such a carry back is required by Law, then Seller shall be entitled to any resulting Tax Benefit).

(d) If any refund of Indemnified Taxes paid by the Purchaser to the Seller under this Section 7.5 (other than Section 7.5(c)) is subsequently disallowed, Seller shall promptly repay such amount, including any interest with respect thereto, to the applicable Tax authority (or to Purchaser, provided, for the avoidance of doubt, that Purchaser shall repay such amount to the applicable taxing authority).

7.6 Tax Contests. (a) If any taxing authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b) Seller shall have the sole right to control (at its own expense insofar as such Tax Proceeding relates to an Indemnified Tax) any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) that relates in whole or in part to any Tax that is an Indemnified Tax; provided, however, that, in the case of any such Tax Proceeding in respect of a Tax of a Transferred Entity reported on a separate Tax Return or on a consolidated, combined or unitary Tax Return comprised solely of Transferred Entities, from and after the Closing Date: (i) Seller shall inform Purchaser in a timely manner and in reasonable detail about the conduct of such Tax Proceeding, (ii) Purchaser shall cooperate with Seller, and Seller shall cooperate with Purchaser, concerning the conduct of such Tax Proceeding, (iii) if Seller does not assume control of, or abandons (other than following a Seller Proposed Settlement, as defined below), such Tax Proceeding, Purchaser may defend the same, at its own expense, in such manner as Purchaser deems appropriate, including settling such Tax Proceeding, after ten (10) Business Days prior written notice to Seller setting forth the terms and conditions of settlement; provided further, however, that the maximum amount for which Seller would be obligated to indemnify Purchaser in such case would be the amount of Taxes that Seller otherwise would have been obligated to pay Purchaser under this Agreement, as determined at the time that Purchaser assumed control, had Purchaser not assumed control, (iv) if Seller proposes a settlement with the taxing authority that is acceptable to such taxing authority (a “Seller Proposed Settlement”) to which Purchaser reasonably objects no later than fifteen (15) Business Days following written notice thereof (or, if earlier, the later of five (5) Business Days prior to such time, if any, as the taxing authority has indicated that its willingness to accept the Seller Proposed Settlement would expire and five (5) Business Days following written notice of the Seller Proposed Settlement), Purchaser may defend the same, at its own expense, in such manner as Purchaser deems appropriate, including settling such Tax Proceeding, after ten (10) Business Days prior written notice to Seller setting forth the terms and conditions of settlement; provided, further, however, that in the event Seller proposes a Seller Proposed Settlement, the maximum amount for which Seller shall be obligated to indemnify Purchaser shall be the amount of Taxes that Seller is or would have been obligated to pay Purchaser under this Agreement, as determined under the Seller Proposed Settlement and (v) Seller shall not settle or compromise any such Tax Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would reasonably be expected to have an adverse impact on Purchaser or any of its Affiliates unless Purchaser does not consent to a Seller Proposed Settlement within the time period set forth in (iv) above and fails to defend the same (as evidenced by the Purchaser missing more than one deadline in connection with the Tax Proceeding).

(c) In the case of a Tax Proceeding in respect of a Straddle Period separate Tax Return of a Transferred Entity (or a Straddle Period consolidated, combined or unitary Tax Return comprised solely of Transferred Entities), the Controlling Party shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-Controlling Party or any of its Affiliates and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-Controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-Controlling Party or any of its Affiliates. “Controlling Party” shall mean whichever of Seller or Purchaser is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding (provided that Seller shall be the Controlling Party if the Tax Proceeding relates to the Restructuring), and “Non-Controlling Party” shall mean whichever of Seller or Purchaser is not the Controlling Party with respect to such Straddle Period Tax Proceeding. Neither the Controlling Party nor the Non-Controlling Party shall be permitted to raise any issue with the Tax authority that could be adverse to the other party and that was not raised in the first instance by the Tax authority (a “New Issue”). The Non-Controlling Party shall not be permitted to withhold consent pursuant to clause (vi) above on the basis that a New Issue has not yet been raised.

(d) Purchaser shall have the sole right to control, at its own expense, any Tax Proceeding involving the Transferred Entities (other than any Tax Proceeding described in Section 7.6(b) or (c)).

(e) Provided that Seller is actively defending any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in Section

7.1, any attorneys’ and other professional fees incurred by Purchaser or any of its Subsidiaries in connection therewith shall not be considered to be covered by Section 7.1(vii).

7.7 Seller Consolidated, Combined and Unitary Returns. Notwithstanding any other provision of this Agreement, (a) Seller shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of a consolidated, combined, unitary or affiliated group or fiscal unity that includes Seller or any Subsidiary of Seller that is not a Transferred Entity; and (b) Seller shall not be required to provide any person with any such Tax Return or copy thereof (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.7, the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Transferred Entities).

7.8 Cooperation and Exchange of Information. Not more than sixty (60) days after the receipt of a reasonable written request from Seller for a customary package of Tax information materials, Purchaser shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, reasonably required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller’s past practice. Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, (iii) conducting any Tax Proceeding or (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Such cooperation and information shall include providing reasonably requested powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

7.9 Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities, obligations and rights between Seller or any of its Affiliates (other than the Transferred Entities), on the one hand, and any of the Transferred Entities, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

7.10 Coordination. Claims for indemnification with respect to Taxes shall be governed by this Article VII and Section 10.8 (but not any other provision of Article X).

7.11 Survival. The indemnification obligations contained in this Article VII shall survive the Closing Date until seventy-five (75) days following the expiration of the applicable statutory periods of limitation. The representations and warranties contained in Section 3.12 shall not survive the Closing. Notwithstanding any other provision, it is hereby agreed and understood that Seller makes no representation as to the amount, quality or nature of Tax basis, net operating loss, credits, earnings and profits or other Tax assets or benefits that may exist at any time with respect to a Pre-Closing Period in or with respect to the Transferred Entities.

7.12 Tax Treatment of Payments. Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under Section 2.4, Section 2.5, this Article VII or Article X as an adjustment to the purchase price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

7.13 No Section 338 Elections; No Check the Box Elections. Purchaser shall not make (or cause or permit to be made) any election under Section 338 of the Code (or any similar election under state, local or foreign Tax Law) with respect to the sale of any Transferred Entity pursuant to this Agreement. Purchaser shall not make (or cause or permit to be made) any election pursuant to Treasury Regulation Section 301.7701-2 and -3 with respect to any Transferred Entity if such election would be effective (or would result in any transaction being deemed to occur for federal income tax purposes) on or prior to the Closing Date.

7.14 Purchase Price Allocation. The Purchase Price Allocation shall be binding upon Purchaser and Seller. Except as may be required by a determination (within the meaning of Code Section 1313(a)), Seller and Purchaser will (i) file, or cause to be filed, all Tax Returns in a manner consistent with the Purchase Price Allocation and (ii) not take any action inconsistent therewith.

7.15 Purchaser Covenant. Prior to June 30, 2007 (if the Closing Date is on or before June 30, 2007) and prior to June 30, 2008 (if the Closing Date is after June 30, 2007 but on or before June 30, 2008), Purchaser shall not (and shall procure that no direct or indirect successor, transferee or assignee of Purchaser shall) cause or permit Cardinal Health P.R. 410, Inc. or any of its respective Subsidiaries (collectively, the “Special Foreign Transferred Entities”) to (a) declare or pay any dividend, or enter into any transaction or take any action that would be considered for U.S. federal income Tax purposes to constitute the declaration or payment of a dividend by any Special Foreign Transferred Subsidiary, including, without limitation, pursuant to Section 304 of the Code, or (b) enter into any transaction or take any action that otherwise would result in the diminution of the foreign tax credits that, absent any such transaction, may be claimed by Seller or any of its Affiliates in respect of their U.S. federal income Tax liability, including (i) any transaction (other than in the ordinary course of business) that would result in the increase or diminution of any amount of earnings and profits of any Special Foreign Transferred Subsidiary for U.S. federal income Tax purposes for periods through the end of any such fiscal year, or (ii) any loss carryback or loss surrender or other action not in the ordinary course of business that would reduce the amount of creditable Taxes paid or deemed paid by any Special Foreign Transferred Subsidiary for any such period.

7.16 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall share equally, and be responsible for, any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees (“Transfer Taxes”) imposed on the sale or transfer of the Transferred Interests or Transferred Receivables pursuant to this Agreement or the entering into of this Agreement (for the absence of doubt, including any German real estate transfer Tax imposed as a result of such sale, transfer or entering into). Purchaser and Seller shall jointly prepare and file any Tax Returns with respect thereto. Seller shall be responsible for any Transfer Taxes imposed on the Restructuring and shall prepare and file all Tax Returns with respect thereto.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b) European Commission. The European Commission shall have issued a Clearance Decision in respect of the transactions contemplated by this Agreement.

(c) No Injunctions. No injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Sale shall be in effect.

(d) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Sale.

8.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (disregarding for such purpose any limitations or qualifications as to “material,” “Material Adverse Effect,” or similar qualifications set forth therein) as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) FIRPTA. Seller shall deliver to Purchaser at the Closing a duly executed and acknowledged certificate, in customary form and substance reasonably acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Transferred Interests is exempt from withholding pursuant to Section 1445 of the Code.

8.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if:

(1) the Closing shall not have occurred on or before September 30, 2007 (the “Outside Date”); provided, however, that (i) either Seller or Purchaser may extend the Outside Date on or more occasions to a date not later than December 31, 2007 if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that one or more conditions set forth in Section 8.1 have not been satisfied and (ii) the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to any party to this Agreement whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

(2) the other party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable, and (ii) cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is 60 days from the date that Purchaser or Seller, as applicable, is notified by the other of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(2) shall not be available to any party to this Agreement that shall have breached or failed to perform in any material respect of or observe any covenant or obligation contained in this Agreement in any material respect where such breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable;

(3) any Law permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and such Law becomes effective (and final and nonappealable).

9.2 Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

9.3 Effect of Termination. (a) In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, except that the provisions of Sections 5.1(a), 9.3, 11.2 and 11.4 shall survive the termination of this Agreement; provided, however, that, subject to Section 11.9, such termination shall not relieve any party to this Agreement of any liability for breach of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated pursuant to Section 9.1(b)(1) or 9.1(b)(2) as a result of the Purchaser’s breach of its obligation to effect the Closing if and when required by Section 2.3 (including because, among other things, of the failure to receive the proceeds from the Debt Financing or the failure to have received the proceeds of any alternative financing), then Purchaser shall pay or cause to be paid to Seller $65,000,000 (the “Purchaser Termination Fee”) in immediately available funds as promptly as reasonably practicable (and in any event within two Business

Days following such termination), by wire transfer of same day funds. The payment of the Purchaser Termination Fee shall be supported by the Guaranty.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1 Survival Periods. All representations and warranties, and all covenants that contemplate or may involve actions to be taken or obligations in effect prior to the Closing, in each case contained in this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, and the right to commence any claim with respect thereto under Section 10.2(a), 10.2(b), 10.3(a) and 10.3(b), shall terminate and cease to be of further force and effect as of the later of 15 months after the Closing Date and August 31, 2008; provided that (i) the representations and warranties set forth in Section 3.12 shall terminate as of the Closing; (ii) the representations and warranties set forth in Section 3.2 and 3.11 and 4.5 shall survive indefinitely; and (iii) the representations and warranties set forth in Section 3.13 shall survive until the third anniversary of the Closing Date. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms. Seller’s indemnification obligation under Sections 10.2(d), 10.2(f) and 10.2(g) shall terminate and cease to be of further force and effect as of (1) the later of 15 months after the Closing Date and August 31, 2008, (2) the tenth anniversary of the Closing Date; and (3) the fifth anniversary of the Closing Date, respectively. Notwithstanding the foregoing, any covenant, agreement, representation, warranty or other matter in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 10.1, if notice of the inaccuracy or breach thereof or other matter giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

10.2 Indemnification by Seller. Subject to Section 10.5, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses to the extent resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement (it being understood that, in determining the amount of Loss under this Section 10.2 from any breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to “material,” “Material Adverse Effect” or similar qualifications as to materiality shall be deleted therefrom);

(b) any breach of any covenant or agreement contained in this Agreement to be performed by Seller (other than any breach of the Accumulated Postretirement Benefit Payment Obligation);

(c) any Excluded Liability; provided, however, that, with respect to any Excluded Liability relating to a Transferred Entity that is not wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, the indemnifiable Loss resulting from or arising out of such Excluded Liability shall be equal to the product of (A) the total amount of such Loss, multiplied by (B) the percentage of outstanding capital stock or equity interest in such Transferred Entity that is owned, directly or indirectly, by Seller as of immediately prior to the Closing;

(d) the Accumulated Postretirement Benefit Payment Obligation;

(e) any Divested Business of a Transferred Entity or ownership by a Transferred Entity at any time of a Divested Business (including any agreement relating to such Divested Business becoming such); provided, however, that, if any such Transferred Entity is not wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, the indemnifiable Loss resulting from or arising out of such Divested Business or ownership of a Divested Business shall be equal to the product of (A) the total amount of such Loss, multiplied by (B) the percentage of outstanding capital stock or equity interest in such Transferred Entity that is owned, directly or indirectly, by Seller as of immediately prior to the Closing;

(f) any Environmental Laws or Hazardous Materials with respect to any facility or property that was owned or operated by a Transferred Entity but is not owned or operated by the Transferred Entities on the Closing Date; provided, however, that, if any such Transferred Entity is not wholly owned, directly or indirectly, by Seller as of immediately prior to the Closing, the indemnifiable Loss resulting from or arising out of such Environmental Laws or Hazardous Materials shall be equal to the product of (A) the total amount of such Loss, multiplied by (B) the percentage of outstanding capital stock or equity interest in such Transferred Entity that is owned, directly or indirectly, by Seller as of immediately prior to the Closing;

(g) any claim that may be asserted against the Transferred Entities after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date that would be recoverable under the Excess Liability Indemnity Policy issued to Seller by Max Re Ltd. (Bermuda), Occurrence-Reported Policy No. 11945-1339-UMB-2006, together with all endorsements thereto, issued for the period June 30, 2006 to June 30, 2007 (Products Liability Insurance) (disregarding any limitations in such policy regarding deductibles); and

(h) any claim that may be asserted against the Transferred Entities after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date that would be recoverable under (1) the Workers Compensation and Employers’ Liability Policy, issued to Seller by XL Specialty Insurance Company, Policy No. RWD9435125-01, together with all endorsements thereto, issued for the period June 30, 2006 to June 30, 2007; (2) the Automobile Liability Policy, issued to Seller by Greenwich Insurance Company, Policy No. RAD9437168-01, together with all endorsements thereto, issued for the period June 30, 2006 to June 30, 2007; and (3) the Commercial General Liability Policy, issued to Seller by Greenwich Insurance Co., Policy No. RGD9437167-01, together with all endorsements thereto, issued for the period June 30, 2006 to June 30, 2007 (in each of cases (1) through (3), disregarding any limitations in such policy regarding deductibles).

10.3 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties” and together with Purchaser Indemnified Parties the “Indemnified Parties”) from and against any and all Losses resulting from or arising out of

(a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered pursuant to this Agreement (it being understood that, in determining the amount of Loss under this Section 10.3 from any breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been any breach or inaccuracy, all references to “material” or similar qualifications as to materiality shall be deleted therefrom);

(b) any breach of any covenant or agreement contained in this Agreement to be performed by Purchaser;

(c) any Assumed Benefit Obligation; or

(d) other than any Loss indemnifiable by Seller under Section 10.2, any Losses of any Transferred Entity resulting from a claim of a third party arising out of or in connection with any of the businesses, properties, assets, operations or activities of any Transferred Entity or any of its Affiliates (including any predecessor of such Transferred Entity or any of its Affiliates, and any former business, property, asset, operation, activity or Subsidiary of any of the foregoing), heretofore, currently or hereafter owned or conducted, as the case may be.

10.4 Third-Party Claims. If a claim by a third party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party, shall promptly notify Purchaser, if a Seller Indemnified Party, or Seller, if a Purchaser Indemnified Party (Purchaser or Seller, as the case may be, the “Indemnifying Party”), of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is actually materially prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of such notice to elect to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof (provided that the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in respect of such claim), and the Indemnified Party shall cooperate with it in connection therewith. Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable expenses of such counsel shall be at the expense of the Indemnifying Party). Notwithstanding the foregoing, in no event shall an Indemnifying Party be required to pay the expenses of more than one (1) separate counsel. The Indemnified Party shall not pay or settle any claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that, in such event, it shall waive any right to indemnity therefor by the Indemnifying Party. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim or consent to entry of any judgment or that imposes injunctive or equitable relief.

10.5 Limitations. (a) No indemnity shall be payable to the Purchaser Indemnified Parties under Section 10.2(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from Seller exceeds 1% of the Purchase Price, in which event all Losses so due in excess of such 1% of the Purchase Price shall be paid in full by Seller; provided that the aggregate amount payable by Seller under Section 10.2(a), 10.2(d) and 10.2(f), taken together, with respect to claims resulting from any breach or inaccuracy of a representation or warranty or the matters set forth in Section 10.2(d) or 10.2(f), shall not exceed 15% of the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify any Purchaser Indemnified Party with respect to any Loss (or series of related Losses) incurred by or asserted by reason of any breach of any representation, warranty or covenant contained in this Agreement if the Loss (or series of related Losses) from such breach is less than $50,000, nor shall any such Losses be included in the calculation of the amounts specified in this Section 10.5(a). The limitations set forth in this Section 10.5(a) shall not apply with respect to the representations and warranties set forth in Section 3.2 or 3.11.

(b) No indemnity shall be payable to the Seller Indemnified Parties under Section 10.3(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from Purchaser exceeds 1% of the Purchase Price, in which event all Losses so due in excess of such 1% of the Purchase Price shall be paid in full by Purchaser; provided that the aggregate amount payable by Purchaser under Section 10.2(a), with respect to claims resulting from any breach or inaccuracy of a representation or warranty, shall not exceed 15% of the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be required to indemnify any Seller Indemnified Party with respect to any Loss (or series of related Losses) incurred by or asserted by reason of any breach of any representation, warranty or covenant contained in this Agreement if the Loss (or series of related Losses) from such breach is less than $50,000, nor shall any such Losses be included in the calculation of the amounts specified in this Section 10.5(b). The limitations set forth in this Section 10.5(b) shall not apply with respect to the representations and warranties set forth in Section 4.5.

(c) No indemnity shall be payable to the Purchaser Indemnified Parties under Section 10.2(g) with respect to any claim, unless and until the aggregate of all Losses due from Seller for such claim exceeds $10,000,000, in which event all Losses for such claim so due in excess of such $10,000,000 shall be paid in full by Seller; provided that the aggregate amount payable by Seller under Section 10.2(g) with respect to all claims under Section 10.2(g) shall not exceed $75,000,000.

(d) The aggregate amount payable by Seller under Section 10.2(h) with respect to all claims under Section 10.2(h) shall not exceed $15,000,000.

10.6 Mitigation; Additional Indemnification Provisions. Each Indemnified Party shall use reasonable best efforts to mitigate any claim or liability that an Indemnified Party asserts under this Article X. For purposes of this Agreement, Losses shall be decreased by any actually realized Tax Benefit resulting from the payment or accrual of such Losses and shall be increased by any actually realized Tax Detriment resulting from the inclusion in income of any indemnification payment pursuant to this Article X in respect of such Losses (or of any payment pursuant to this Section 10.6) (in each case calculated on a with and without basis); provided, however, that Tax Benefits and Tax Detriments shall only be taken into account for such purpose to the extent that they are actually realized with respect to a taxable period (the “Relevant Periods”) ending within four and a half (4.5) years after the end of the taxable period in which the relevant indemnification payment is paid or accrued; provided, further, that the amount of any increase or decrease hereunder shall be adjusted (but without regard to events occurring after the Relevant Periods) to reflect any subsequent adjustments of any such Tax Benefit or Tax Detriment and payments shall be made between the parties to this Agreement as necessary to reflect such adjustments. The Indemnified Party shall use commercially reasonable efforts (exercising its reasonable discretion in relation to the availability of such Tax Benefit and ability not to suffer such Tax Detriment) to claim such Tax Benefit and not suffer such Tax Detriment. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts recovered from third parties, including amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts. Any Indemnified Party having a claim under these indemnification provisions shall make a good-faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder; provided that actual recovery of any insurance shall not be a condition to the Indemnifying Party’s obligation to make indemnification payments to the Indemnified Party in accordance with the terms of this Agreement. If the Indemnifying Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for Loss, after an indemnification payment by the Indemnifying Party has been made for such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment up to the amount so received or realized by the Indemnified Party. No Indemnified Party will, in any event, be entitled to any incidental, indirect, consequential, special, exemplary or punitive damages (other any such damages payable to third parties). The Indemnifying Party shall not be liable under Section 10.2 for any Loss relating to any matter to the extent that the amount of such Loss is reflected in the calculation of Final Closing Working Capital or Final Closing Indebtedness.

10.7 Exclusive Remedies. Except with respect to the matters covered by Article II and Sections 9.3(b) and 11.9, Seller and Purchaser acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.2 and 10.3 shall be the sole and exclusive remedies of Seller and Purchaser (other than in the case of fraud or willful misconduct), respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the other party or any failure by the other party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other party prior to the Closing. Without limiting the generality of the foregoing, the parties to this Agreement hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

10.8 Tax Indemnification Matters. Notwithstanding anything to the contrary in this Article X, the above provisions of this Article X shall not apply to tax indemnification matters, which shall instead be governed by Article VII.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

11.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b) Each party to this Agreement irrevocably submits to the jurisdiction of any New York state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) Each party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

11.3 Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement) together with the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement between the parties with respect to the subject matter of this

Agreement and supercedes any prior discussion, negotiation, term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

11.4 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

11.5 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) If to Seller:

      Cardinal Health, Inc.

      7000 Cardinal Place

      Dublin, Ohio 43017

      Attention: Ivan K. Fong, Esq.

      Fax No: (614) 652-7325

      with a copy to:

      Wachtell, Lipton, Rosen & Katz

      51 West 52nd Street

      New York, New York 10019

      Attention: David A. Katz, Esq.

      Fax No: (212) 403-2000

(b) If to Purchaser:

      Phoenix Charter LLC

      c/o Blackstone Management Associates V L.L.C.

      345 Park Avenue

      New York, New York 10154

      Attention: Chinh Chu

      Fax No: (212) 583-5712

      with a copy to:

      Simpson Thacher & Bartlett LLP

      425 Lexington Avenue

      New York, New York 10017

      Attention: Wilson S. Neely

      Fax No: (212) 455-2502

11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns; provided, however, that no party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that Seller and Purchaser may assign their respective rights and obligations under this Agreement to an Affiliate of Seller and Purchaser, respectively, and, following the Closing Date, Purchaser may assign its rights under this Agreement to its sources of Financing as collateral security; provided that no such assignment shall release Seller or Purchaser from any liability or obligation under this Agreement; provided, further, that, in the event that either party to this Agreement or any of the Transferred Entities or its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its equity, properties or assets to any Person, then, in each case, such party or such Transferred Entity, as the case may be, shall cause proper provision to be made so that such successors, assigns or Person assume the obligations set forth in this Agreement of such party or such Transferred Entity, as applicable. Any attempted assignment in violation of this Section 11.6 shall be void.

11.7 Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.

11.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.9 Specific Performance. The parties agree that irreparable damage would occur in the event that Seller fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that Purchaser shall be entitled to specific performance in such event, in addition to any other remedy at Law or in equity. The parties agree that Seller shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or to enforce specifically the terms and provisions of this Agreement and that Seller’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in this Section 11.9 and Section 9.3(b). To the extent that Seller has incurred any Losses under this Agreement, (i) the maximum aggregate liability of Purchaser under this Agreement for such Losses shall be limited to, and in no event exceed, $65,000,000 in the aggregate; (ii) Seller shall not seek to recover any money damages in excess of such amount from Purchaser or Guarantor in connection therewith; (iii) the maximum liability of Guarantor, directly or indirectly, shall be limited to the express obligations of Guarantor under the Guaranty; and (iv) in no event shall any “Non-Recourse Party” (as defined in the Guaranty) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

CARDINAL HEALTH, INC.

By:	/s/ Brendan Ford
Name:	Brendan Ford
Title:	EVP-Corporate Development

PHOENIX CHARTER LLC

By:	/s/ Chinh Chu
Name:	Chinh Chu
Title:	Sole Member

[Signature Page to Stock Purchase Agreement]